Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among
MKS INSTRUMENTS, INC.,
EAS EQUIPMENT, INC.
and
ELECTRO SCIENTIFIC INDUSTRIES, INC.

Dated as of October 29, 2018

Table of Contents
Page

Article I THE MERGER	1

Section 1.1	The Merger 1

Section 1.2	Closing 2

Section 1.3	Effective Time 2

Section 1.4	Effects of the Merger 2

Section 1.5	Articles of Incorporation; Bylaws 3

Section 1.6	Directors 3

Section 1.7	Officers 3

Article II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	3

Section 2.1	Conversion of Capital Stock 3

Section 2.2	Treatment of Equity-Based Awards 4

Section 2.3	Surrender and Payment 6

Section 2.4	No Dissenters’ Rights 9

Section 2.5	Certain Adjustments 9

Section 2.6	Withholding Rights 9

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

Section 3.1	Organization, Standing and Power 10

Section 3.2	Capital Stock 10

Section 3.3	Company Subsidiaries 12

Section 3.4	Authority 13

Section 3.5	No Conflict; Consents and Approvals 14

Section 3.6	SEC Reports; Financial Statements 15

Section 3.7	No Undisclosed Liabilities 17

Section 3.8	Certain Information 17

Section 3.9	Absence of Certain Changes or Events 17

Section 3.10	Litigation 18

Section 3.11	Compliance with Laws 18

Section 3.12	Benefit Plans 19

Section 3.13	Labor and Employment Matters 22

Section 3.14	Environmental Matters 24

Section 3.15	Taxes 25

Section 3.16	Contracts 26

Section 3.17	Insurance 29

Section 3.18	Properties 29

Section 3.19	Intellectual Property 30

Section 3.20	Takeover Restrictions 32

Section 3.21	No Rights Plan 32

Section 3.22	Affiliate Transactions 32

Section 3.23	Certain Payments 32

Section 3.24	Suppliers 33

Section 3.25	Customers 33

Section 3.26	Brokers; Transaction Expenses 33

Section 3.27	Government Contracts 33

Section 3.28	Opinion of Financial Advisor 35

Section 3.29	No Other Representations or Warranties 35

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	35

Section 4.1	Organization, Standing and Power 35

Section 4.2	Authority 36

Section 4.3	No Conflict; Consents and Approvals 36

Section 4.4	Certain Information 37

Section 4.5	Litigation 37

Section 4.6	Ownership and Operations of Merger Sub 37

Section 4.7	Financing 37

Section 4.8	Vote/Approval Required 38

Section 4.9	Not an Interested Shareholder; Ownership of Shares 38

Section 4.10	No Other Representations or Warranties 39

Article V COVENANTS	39

Section 5.1	Conduct of Business of the Company 39

Section 5.2	Financing Cooperation 42

Section 5.3	No Control of Other Party’s Business 47

Section 5.4	Acquisition Proposals 47

Section 5.5	Preparation of Proxy Statement; Shareholders’ Meeting 52

Section 5.6	Access to Information; Confidentiality 54

Section 5.7	Further Action; Efforts 55

Section 5.8	Employment and Employee Benefits Matters; Other Plans 57

Section 5.9	Takeover Restrictions 59

Section 5.10	Notification of Certain Matters 59

Section 5.11	Indemnification, Exculpation and Insurance 59

Section 5.12	Rule 16b-3 61

Section 5.13	Public Announcements 61

Section 5.14	Obligations of Merger Sub 61

Section 5.15	NASDAQ Quotation. 61

Section 5.16	Shareholder Litigation 61

Article VI CONDITIONS PRECEDENT	62

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger 62

Section 6.2	Conditions to the Obligations of the Company 62

Section 6.3	Conditions to the Obligations of Parent and Merger Sub 63

Article VII TERMINATION, AMENDMENT AND WAIVER	63

Section 7.1	Termination 63

Section 7.2	Effect of Termination 65

Section 7.3	Fees and Expenses 66

Section 7.4	Amendment or Supplement 67

Section 7.5	Extension of Time; Waiver 67

Article VIII GENERAL PROVISIONS	68

Section 8.1	Nonsurvival of Representations and Warranties 68

Section 8.2	Notices 68

Section 8.3	Certain Definitions 69

Section 8.4	Interpretation 73

Section 8.5	Entire Agreement 74

Section 8.6	Parties in Interest 74

Section 8.7	Governing Law 74

Section 8.8	Submission to Jurisdiction 75

Section 8.9	Assignment; Successors 76

Section 8.10	Enforcement 76

Section 8.11	Currency 76

Section 8.12	Severability 76

Section 8.13	Waiver of Jury Trial 76

Section 8.14	Counterparts 77

Section 8.15	Facsimile or .pdf Signature 77

Section 8.16	No Presumption Against Drafting Party 77

Section 8.17	Nonrecourse 77

Exhibits
Exhibit A    Form of Shareholder Agreement
Exhibit B    Articles of Incorporation of Surviving Corporation
Exhibit C     Bylaws of Surviving Corporation
Schedules
Schedule A        Shareholders to Execute Shareholder Agreements
Schedule B        Certain Specified Customers
Company Disclosure Letter
Parent Disclosure Letter

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	5.4(b)

Acquisition Proposal	5.4(j)(i)

Action	3.10

Adverse Recommendation Change	5.4(c)

Adverse Recommendation Notice	5.4(d)(ii)

Affiliate	8.3(a)

Agreement	Preamble

Alternative Financing	5.2(a)

Antitrust Law	5.7(e)

Articles of Merger	1.3

Benefits Transition Date	5.8(a)

Bid	8.3(b)

Book-Entry Shares	2.3(b)

Business Day	8.3(c)

CCLD	8.8

Certificate of Merger	1.3

Certificates	2.3(b)

Closing	1.2

Closing Date	1.2

Code	2.6

Commitment Letter	4.7

Company	Preamble

Company Board	Recitals

Company Bylaws	3.1(b)

Company Charter	3.1(b)

Company Disclosure Letter	Article III

Company Employee	5.8(a)

Company Equity Awards	3.2(c)(ii)

Company Equity Plans	2.2(a)

Company ESPP	2.2(f)

Company Fee Property	3.16(a)

Company Leased Property	3.16(b)

Company Plan	8.3(d)

Company PRSU	2.2(b)

Company Registered IP	3.19(a)

Company RSU	2.2(a)

Company SAR	2.2(d)

Company SEC Documents	3.6(a)

Company Shareholder Approval	3.4

Company Shareholders Meeting	5.5(a)

Company Stock Option	2.2(c)

Confidentiality Agreement	5.6(b)

Continuing Employees	5.8(a)

Contract	3.5(a)

control	8.3(e)

Customer Offerings	8.3(f)

Debt Financing	4.7

Debt Financing Commitments	4.7

Delaware Secretary of State	1.3

DGCL	1.1

Documentation	8.3(g)

Effective Time	1.3

Employee Benefit Plan	8.3(h)

Environmental Laws	3.14(b)(i)

Environmental Permits	3.14(b)(ii)

Equity Award Exchange Ratio	2.2(a)

ERISA	8.3(i)

ERISA Affiliate	8.3(j)

Exchange Act	3.5(b)

Exploitation	8.3(k)

Export Approvals	3.11(c)

Fee Letter	4.7

Financial Advisor	3.26

Financing Sources	5.2(b)

Foreign Antitrust Laws	3.5(b)

Foreign Plan	3.12(n)

GAAP	3.6(b)

Government Contract	8.3(l)

Governmental Entity	3.5(b)

HSR Act	3.5(b)

Import and Export Control Laws	3.11(c)

Indebtedness	3.16(c)

Indemnified Parties	5.11(a)

Instruments of Indebtedness	3.16(a)(ii)

Intellectual Property	3.19(c)

Internal Systems	8.3(m)

Intervening Event	5.4(j)(ii)

IRS	3.12(a)

knowledge	8.3(n)

Law	3.5(a)

Liens	3.3

Lookback Date	3.11(a)

Marketing Period	8.3(o)

Material Adverse Effect	8.3(p)

Material Contracts	3.16(a)(xvi)

Materials of Environmental Concern	3.14(b)(iii)

Merger	Recitals

Merger Consideration	2.1(a)

Merger Sub	Preamble

NASDAQ	2.2(a)

New Debt Commitment Letter	5.2(a)

New Fee Letter	5.2(a)

Notice Period	5.4(d)(ii)

OFCCP	3.13(e)

Official	3.23

Ordinary Course of Business	3.7

Oregon Act	1.1

Oregon Secretary of State	1.3

Parent	Preamble

Parent Disclosure Letter	Article IV

Parent Material Adverse Effect	4.1(a)

Parent Stock	2.2(a)

Paying Agent	2.3(a)

Payment Fund	2.3(a)

Permits	3.11(b)

Permitted Liens	8.3(q)

Person	8.3(p)

Personal Information	8.3(s)

Preferred Shares	3.2(a)

Proxy Statement	5.5(a)

Real Property Leases	3.16(b)

Representatives	5.4(a)

Required Information	5.2(b)

SEC	3.6(a)

Securities Act	3.6(a)

Shares	2.1(a)

Software	8.3(r)

State-owned Enterprise	3.23

Subsidiary	8.3(s)

Superior Proposal	5.4(j)(iii)

Surviving Corporation	1.1

Takeover Restrictions	3.20

Tax Returns	3.15(n)(ii)

Taxes	3.15(n)(i)

Termination Date	7.1(b)(i)

Termination Fee	7.3(b)

Top Customers	3.25

Top Suppliers	3.24

WARN Act	3.13(g)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2018, between MKS Instruments, Inc., a Massachusetts corporation (“Parent”), EAS Equipment, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Electro Scientific Industries, Inc., an Oregon corporation (the “Company”).
RECITALS
WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;
WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger and the other transaction contemplated by this Agreement are in the best interest of the Company and the shareholders of the Company, (ii) adopted this Agreement in accordance with the Oregon Act, (iii) resolved that this Agreement and the Merger be submitted to the shareholders of the Company for their approval, (iv) resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, and (v) adopted resolutions having the effect of causing the Company not to be subject to any Takeover Restriction that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein; and
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into Shareholder Agreements, each dated as of the date of this Agreement, in the form attached hereto as Exhibit A, pursuant to which such shareholders have, among other things, agreed to vote all of their Shares in favor of the approval of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oregon Business Corporation Act, as amended (the

“Oregon Act”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by Parent and the Company; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) set forth in Article VI, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Parent on no less than two Business Days’ notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions) set forth in Article VI as of the date for the Closing determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3    Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause to be filed the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Oregon Secretary of State”) and the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with, the relevant provisions of the Oregon Act and the DGCL, and, as soon as practicable on or after the Closing Date, shall make, or cause to be made, any and all other filings or recordings required under the Oregon Act and the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Oregon Secretary of State and the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as permitted under the Oregon Act and the DGCL and as Parent and the Company shall agree in writing and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Oregon Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Articles of Incorporation; Bylaws.
(a)    At the Effective Time, subject to Section 5.11, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.
(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, subject to Section 5.11, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 1.6    Directors. As of immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 1.7    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
(a)    Each share of common stock, without par value, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $30.00 in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.
(b)    Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    All shares of common stock, par value $0.01 per share, of Merger Sub that are issued and outstanding as of immediately prior to the Effective Time shall be converted into and become, in the aggregate, a number of validly issued, fully paid and non-assessable shares of common stock, without par value, of the Surviving Corporation equal to the number of Shares that are issued and outstanding as of immediately prior to the Effective Time.
(d)    All rights to acquire Shares (contingent or otherwise) described in Section 2.1(d) of the Company Disclosure Schedule that are outstanding as of immediately prior to the Effective Time shall be canceled and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration per Share subject to such rights, on the terms described in Section 2.1(d) of the Company Disclosure Schedule.
Section 2.2    Treatment of Equity-Based Awards.
(a)    At the Effective Time, each restricted stock unit that vests based solely on the satisfaction of service conditions (each, a “Company RSU”) granted under any stock option or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”) that is outstanding immediately prior to the Effective Time and as to which Shares will not have been fully distributed in connection with the Closing shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company RSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the Effective Time, except that (i) such Company RSU shall be an award for common stock, no par value, of Parent (“Parent Stock”), and (ii) the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of Shares underlying such Company RSU immediately prior to the Effective Time by a fraction (the “Equity Award Exchange Ratio”) (rounded to the nearest whole share), the numerator of which shall be the Merger Consideration and the denominator of which shall be the average of the volume weighted average price per share of Parent Stock on the Nasdaq Global Select Market (“NASDAQ”) over the five consecutive trading days ending on the second complete trading day preceding the Closing Date.
(b)    At the Effective Time, each restricted stock unit that was granted subject to vesting based on both the achievement of performance goals and the satisfaction of service conditions (each, a “Company PRSU”) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company PRSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the Effective Time, except that (i) such Company PRSU shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of Earned Shares , by the Equity Award Exchange Ratio (rounded to the nearest whole share),where the term “Earned Shares” means the sum of number of Shares, if any, determined to be earned for any completed Performance Period (as defined in the applicable Company PRSU award agreement) as of the Closing Date plus the number of Shares, if any, determined to be earned for any incomplete Performance Period as of the Closing Date, in each case, determined in accordance with the terms of the applicable Company PRSU award agreement, and (iii) each such assumed award shall continue to vest based on the holder’s continuing service to Parent or a Subsidiary of Parent through the last day of the Company PRSU’s Third Performance Period (as defined in the applicable Company PRSU award agreement). For the avoidance of doubt, each such assumed Company PRSU award shall be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.
(c)    At the Effective Time, each stock option granted under a Company Equity Plan, other than, for the avoidance of doubt, stock options granted under the Company ESPP (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company Stock Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the Effective Time, except that (i) such Company Stock Option shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of Shares subject to such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise receivable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio.
(d)    At the Effective Time, each stock appreciation right granted under a Company Equity Plan (each, a “Company SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company SAR so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the Effective Time, except that (i) such Company SAR shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such appreciation right shall be determined by multiplying the number of Shares subject to such Company SAR immediately prior to the Effective Time by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise receivable pursuant to such Company SAR immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio.
(e)    As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Equity Award assumed by Parent pursuant to this Section 2.2 an appropriate notice setting forth the terms of such assumption.
(f)    The Company shall take such actions as may be necessary with respect to the Company’s employee stock purchase plan (the “Company ESPP”) to (i) amend the Company ESPP so that no participant in any offering may increase his or her payroll deductions at any time following the date of this Agreement; (ii) cause any offering underway as of the date of this Agreement to be terminated as of no later than five Business Days prior to the Closing Date (the “Final Exercise Date”); (iii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period (or purchase period, as applicable), but otherwise treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that, for the avoidance of doubt, any purchase period that has not commenced prior to Closing, will be terminated and no purchase of Shares will be permitted with respect to that purchase period; (iv) cause each Company ESPP participant’s Share purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; and (v) terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP shall be subject to the consummation of the Merger. The Company shall cause the Company ESPP’s new offerings to be frozen such that no offering will begin on or after the date of this Agreement. Unless otherwise required by applicable law, the Company shall not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in this Section 2.2(f).
(g)    Prior to the Effective Time, the Company shall (a) cause to be adopted such resolutions, and cause such other actions to be taken, as may be reasonably required to effectuate the provisions of this Section 2.2 and (b) shall take the actions described in Section 2.2(g) of the Company Disclosure Schedule.
(h)    Where Parent determines it appropriate for purposes of non-U.S. Law to vary the treatment of equity compensation from that provided in Section 2.2 with respect to Company Equity Awards (including those held in escrow or as deferred compensation), Parent may change the treatment to take into account tax, securities, employment, or other considerations subject to the terms of the Company Equity Plans or Company ESPP as applicable, with the consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
(i)    Notwithstanding anything herein to the contrary, any vested and outstanding Company Stock Option or Company SAR held immediately prior to the Effective Time by any service provider of the Company who has ceased to be a service provider before such date, shall not be treated in the manner set forth in Section 2.2(c) or (d), as applicable, but shall instead be converted, in settlement and cancellation thereof, into the right to receive an amount equal to (i) the Merger Consideration multiplied by the number of shares subject to each such option or appreciation immediately prior to the Effective Time less (ii) the aggregate exercise price of such Company Option or Company SAR, as applicable, in each case subject to withholding as provided in Section 2.6. Any Merger Consideration payable to a former service provider of the Company in accordance with this section 2.2(j) shall not be paid by the Paying Agent but shall be paid by Parent or the Surviving Corporation.
(j)    As soon as practicable following the Effective Time, but in no event later than five (5) business days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S‑8, Form S‑3, or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain current status of the prospectuses contained therein) relating to shares of Parent Stock issuable with respect to all Company RSUs, Company PRSUs, Company Stock Options, and Company SARs assumed by Parent in accordance with this Section 2.2.
Section 2.3    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent or another bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which shareholders of the Company shall become entitled pursuant to this Article II. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II owed in respect of Shares represented by Certificates or Book-Entry Shares issued and outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration contemplated by this Article II.
(b)    The Surviving Corporation shall direct the Paying Agent to mail, as promptly as practicable and in any no event no later than five (5) Business Days following the Closing, to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”), and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon (x) adherence to the procedures set forth in the letter of transmittal and (y) in the case of Shares represented by Certificates, only upon proper delivery of such Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and Company may reasonably agree on) and (ii) instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), in each case in form and substance reasonably acceptable to the Company. Surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or each Book-Entry Share so surrendered (subject to deduction for any required withholding Tax), and the Certificate, if any, so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.
(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) the Person requesting such payment present proper evidence of transfer and, if applicable, the surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer or, in the case of Book-Entry Shares, the Person in whose name such Book-Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.
(d)    Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.
(e)    All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares other than the right to receive the applicable Merger Consideration, except as otherwise provided by applicable Law. Subject to the last sentence of Section 2.3(g), if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer (or for any other reason) or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.
(f)    The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.6), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to, and shall be the property of, Parent.
(g)    At any time following the date that is one (1) year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(h)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the

Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.
Section 2.4    No Dissenters’ Rights. In accordance with Section 60.554(3) of the Oregon Act, no dissenters’ rights shall be available to the holders of Shares in connection with the Merger or the other transactions contemplated by this Agreement.
Section 2.5    Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, however, that nothing in this Section 2.5 shall be construed to permit or authorize any party hereto to effect any such change that is otherwise prohibited by this Agreement.
Section 2.6    Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, any Company Equity Awards or otherwise pursuant to this Agreement any amounts that Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents that are publicly available on the SEC’s EDGAR system at least 24 hours prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter (which is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the

Company Disclosure Letter shall be deemed disclosure only with respect to (a) the correspondingly numbered and/or lettered section or subsection of this Agreement and (b) any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Organization, Standing and Power.
(a)    The Company (i) is an entity duly organized and validly existing under the Laws of the State of Oregon, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)    The Company has previously made available to Parent a true, correct and complete copy of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.
Section 3.2    Capital Stock.
(a)    The authorized capital stock of the Company consists of (x) 100,000,000 Shares and (y) 1,000,000 shares of preferred stock, without par value, of which 400,000 shares have been designated Series A No Par Preferred Stock (“Preferred Shares” ). As of October 26, 2018, (i) 34,292,603 Shares and no Preferred Shares were issued and outstanding, (ii) no Shares or Preferred Shares were held in treasury, (iii) an aggregate of 2,086,392 Shares were subject to or otherwise deliverable in connection with the exercise, vesting or settlement of outstanding Company Equity Awards issued pursuant to Company Equity Plans and (iv) rights to purchase 199,500 Shares were outstanding under the Company ESPP. Except as set forth above and except for changes since October 26, 2018 resulting from (A) the exercise, vesting or settlement of Company Equity Awards outstanding on such date in accordance with the terms thereof and (B) purchases of Shares under the Company ESPP in accordance with the terms of the Company ESPP and subject to the terms of Section 2.2(f), as of the date of this Agreement, (1) there are not outstanding or authorized any (x) shares of capital stock or other equity securities or voting securities of the Company, (y) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other equity securities or voting securities of the Company or (z) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or obligations, commitments or Contracts of the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell (or causes to be issued, transferred, delivered or sold) any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the

Company, (2) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company, (3) there are no other options, calls, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party, and (4) neither the Company nor any of its Subsidiaries is obligated to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any option, warrant, right, obligation, commitment or Contract to issue, exchange, transfer, deliver or sell (or to cause to be issued, transferred, delivered or sold) any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company.
(b)    Neither the Company nor any of its Affiliates is a party to or is bound by any Contracts or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including Contracts imposing transfer restrictions) of any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company. There are no registration rights with respect to any capital stock, equity securities or voting securities of the Company.
(c)    No outstanding Share constitutes restricted stock or is otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company or any of its Subsidiaries.
(d)    The Company has made available to Parent true, correct and complete copies of each Company Equity Plan and each form of award Contracts evidencing each Company Equity Award. Section 3.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of:
(i)    each Company Equity Plan, indicating for each, as of such date, the number of Shares issued under such Company Equity Plan, the number of Shares reserved for issuance with respect to outstanding Company Equity Awards or other options or purchase rights, and the number of Shares reserved for issuance that remain available for grant under such Company Equity Plan; and
(ii)    all outstanding awards under any Company Equity Plan (including Company Stock Options, Company SARs, Company RSUs, and Company PRSUs (collectively, “Company Equity Awards”), indicating with respect to each such Company Equity Award (in each case to the extent applicable): the name of the holder thereof; the Company Equity Plan under which it was granted; the number of Shares subject to such Company Equity Award; the date of grant; the exercise or measurement price of such Company Equity Award; any market, corporate or other performance conditions applicable to such Company Equity Award; and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger and/or by cessation of employment or change in position following consummation of the Merger.
(e)    With respect to each Company Stock Option or any other Company Equity Award (whether now or previously outstanding), as applicable, (i) if such Company Equity

Award was intended to qualify as an “incentive stock option” under Section 422 of the Code, it so qualified, (ii) the grant of such Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective by all necessary corporate action, (iii) the grant of such Company Equity Award was made in accordance with the terms of the applicable Company Equity Plan, the Securities Act, the Exchange Act and all other applicable Laws, and (iv) the grant of such Company Equity Award is not, nor has it been, the subject of any internal investigation, review or inquiry. No Contracts or other promises or obligations are in effect with respect to the granting of equity compensation by the Company or any of its Subsidiaries for any date after the date of this Agreement.
(f)    All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.2(d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Oregon Act, the Company Charter, the Company By-laws or any Contract to which the Company is a party or is otherwise bound.
(g)    No consent of a holder of any Company Equity Award is required in connection with the actions contemplated by Section 2.2.
(h)    No holder of any Share will have any dissenter’s rights or rights of appraisal with respect to the consummation of the Merger or the cancellation of any Share in connection with transactions contemplated by this Agreement.
Section 3.3    Company Subsidiaries. Each of the Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to each of the clauses (i), (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Section 3.3 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, the number and type of outstanding equity securities of each such Subsidiary and a true, correct and complete list of the holders thereof, and the jurisdiction of incorporation or organization of each such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) is not subject to, and was not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the charter, by-laws or other organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound, and (iii) is owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting rights, charges, assignment, deposit arrangement, or other encumbrances of any nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding with respect to Intellectual Property, non-exclusive licenses with customers entered into in the Ordinary Course of Business) (collectively, “Liens”). There are no outstanding or authorized options, warrants, rights, Contracts or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. The Company has made available to Parent true, correct and complete copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. Other than intercompany arrangements between the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is subject to any obligation, contingent or otherwise, to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.4    Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby to which the Company is a party. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby to which the Company is a party, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). On or prior to the date hereof, at a meeting duly called and held, the Company Board has unanimously (i) determined that the Merger and the other transaction contemplated by this Agreement are in the best interest of the Company and the shareholders of the Company, (ii) adopted this Agreement in accordance with the Oregon Act, (iii) resolved that this Agreement and the Merger be submitted to the shareholders of the Company for their approval, (iv) resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, and (v) adopted resolutions having the effect of causing the Company not to be subject to any Takeover Restriction that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 5.4(d) or Section 5.4(e), have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 4.9, the Company Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
Section 3.5    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law (including common law), statute, rule, regulation, order, injunction, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective assets, rights or properties are subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets, rights or properties are subject or bound or (iv) result in the imposition of any Lien, other than Permitted Liens, on any asset, right or property of the Company or any of its Subsidiaries, except, in the case of clauses (ii) through (iv), for any such conflict, breach, violation, default, loss, right, imposition or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, arbitrational tribunal, commission, or other federal, state, local or foreign governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of the Nasdaq Global Select Market (“NASDAQ”), (iv) the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.6    SEC Reports; Financial Statements.
(a)    The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 28, 2015 (all such forms, reports, statements, certificates and other documents filed or furnished since March 28, 2015, collectively, the “Company SEC Documents”). The Company has made available to Parent true, correct and complete copies of all comment letters received by the Company from the staff of the SEC since March 28, 2015 and all responses to such comment letters by or on behalf of the Company. Other than filings required under Section 16 of the Exchange Act, each Company SEC Document was filed on a timely basis. As of their respective dates of filing (or, if amended, as of the date of the last such amendment), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
(b)    The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated consistent with books and records of the Company and its Subsidiaries and comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X). The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10‑Q filed with the SEC since March 28, 2015 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments not material in amount or significance) consistent with books and records of the Company and its Subsidiaries and comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X).

(c)    To the knowledge of the Company, Deloitte & Touche LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.
(d)    None of the Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303(a) of Regulation S-K) that would be required to be disclosed under Item 303 of Regulation S-K.
(e)    The Company maintains disclosure controls and procedures (as defined in Rule 13a‑15(e) under the Exchange Act) designed to ensure that all material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the chief executive officer of the Company and the chief financial officer of the Company. The Company maintains internal control over financial reporting (as defined in Rule 13a‑15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in the Company’s internal control over financial reporting.
(f)    The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection of such accounts, notes and other receivables on a current and timely basis.
(g)    Since March 28, 2015, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its

Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(h)    Since March 28, 2015, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.
(i)    The Company has not, since March 28, 2015, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.6(i) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
Section 3.7    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company’s most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the date of such balance sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.8    Certain Information. The Proxy Statement will not, at the time it is first mailed to the shareholders of the Company, at the time of any amendment or supplement thereto or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which such statements are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference therein.
Section 3.9    Absence of Certain Changes or Events . Since March 30, 2018 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business, and (b) there has not been any (i) event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) action or other event that would have required the consent of Parent pursuant to Section 5.1, excluding (x) Section 5.1(b)(ii) and (y) Section 5.1(b)

(ix) with respect to any bonus or incentive performance plan in the Ordinary Course of Business (other than equity-based awards), had such action or event occurred after the date of this Agreement.
Section 3.10    Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
Section 3.11    Compliance with Laws.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and since April 2, 2016 (the “Lookback Date”) has been, in compliance with all Laws applicable to them or by which any of their respective assets, rights or properties are subject or bound, (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any notice alleging any violation of any Law with respect to the conduct of its business or the ownership or operation of its properties or assets and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective directors, officers or employees, in their respective capacities as such) has been, since the Lookback Date, or is the subject of any investigation by any Governmental Entity.
(b)    The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their assets and properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance with all Permits applicable to them or by which any of their respective assets, rights or properties are subject or bound and (ii) all Permits are in full force and effect.
(c)    The Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance in all material respects with all United States and foreign import and export control Laws and regulations, including statutory and regulatory requirements under Title 19 – Customs (19 C.F.R. pt. 0-199), the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.) and executive orders and laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Import and Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, other communication since the Lookback Date that alleges that the Company or any such Subsidiary is not, or may not be, in compliance in any material respect with, or has, or may have, any material liability under, the Import and Export

Control Laws. Without limiting the foregoing: (i) the Company and each of its Subsidiaries have obtained or fulfilled all requirements of export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (x) the export and reexport of products, parts, components, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is and has been in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such Import and Export Control Laws or Export Approvals; (iv) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s import or export transactions that may give rise to any future violations and/or claims; (v) no Export Approvals for the transfer of export licenses to the Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost; and (vi) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure concerning known or possible violations of Import and Export Control Laws, and there neither are nor have been any facts with respect to which a disclosure under any Import and Export Control Law is or has been required.
Section 3.12    Benefit Plans.
(a)    Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the material Company Plans (including Foreign Plans). The Company has made available or shall make available no later than thirty (30) days following the date of this Agreement to Parent true, correct and complete copies of (i) all material Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all material unwritten Company Plans, (iii) the most recent related summary plan descriptions and any summaries of material modifications since such summary plan description, if applicable, (iv) all annual reports filed on IRS Forms 1094C, 1095 or 5500, all plan financial statements and all actuarial valuation reports for the three most recent plan years, and (v) any material written or electronic communications within the last five years from or to the Internal Revenue Service (the “IRS”), the Department of Labor or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions).
(b)    Each Company Plan complies in form, and has been established and administered, in each case in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Law.
(a)    No non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan.
(b)    Each Company Plan intended to be qualified under Section 401(a) of the Code has received, or is entitled to rely upon, a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified.

(c)    Except as may be required by the terms of a Company Plan or applicable Law, there is no plan or commitment, whether legally binding or not, to create any additional material Company Plan or to modify any existing material Company Plan.
(d)    There is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any of the material Company Plans (other than routine claims for benefits), nor has there been any such Action since the Lookback Date.
(e)    None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates, in the current year or the preceding ten years, has maintained, contributed to or has had any obligation to contribute to, or has or has had any actual or potential liability with respect to, any plan subject to Title IV of ERISA, any plan subject to Section 412 of the Code, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(f)    Other than as set forth in Section 3.12(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any Contract, arrangement or plan that would, in connection with the transactions contemplated by this Agreement, whether occurring alone or in connection with any other preceding, contemporaneous, or subsequent event, obligate it to make any payment that would reasonably be expected to be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(g)    All group health plans of the Company, any Subsidiary of the Company and any ERISA Affiliate comply in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. No material excise tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan. No current or former employee, officer, or director (or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits (other than as cash severance), including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than continuation or conversion of rights, as required by COBRA or other applicable Law or under insured disability benefit arrangements, and to the knowledge of the Company, there have been no written or oral commitments inconsistent with the foregoing.
(h)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject Parent, the Company, any Subsidiary of the Company, any

ERISA Affiliate, or any plan participant to any material fine, penalty, or Tax of any kind imposed under ERISA, the Code or any other applicable Law.
(i)    Each material Company Plan (other than employment, severance, change in control or similar agreements) is amendable and terminable unilaterally by the Company and any of its Subsidiaries that is a party thereto or covered thereby at any time without material liability or expense to the Company, any of its Subsidiaries or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no material Company Plan, plan documentation or Contract, summary plan description or other written communication distributed by the Company generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Plan, or in any way limits such action.
(j)    No Company Plan or other Contract, plan or arrangement covering any one or more individuals contains any provision that, in connection with any of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit (except as required under Section 411(d)(3) of the Code), (ii) require severance, termination or retention payments except as otherwise required by statute or similar applicable Law, (iii) provide any term of employment or compensation guaranty not otherwise required by applicable statute or similar applicable Law, (iv) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code, or (v) measure any values of benefits on the basis of any of the transactions contemplated hereby. No employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the consummation of the transactions contemplated hereby.
(k)    Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) is, and since January 1, 2005 has been, operated and administered and in documentary compliance in all material respects with Code Section 409A. No outstanding Company Equity Award has an exercise or measurement price, as applicable, that has been less than the fair market value of the underlying stock as of the date such Company Equity Award was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such right.
(l)    With respect to each material Company Plan that is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) since the Lookback Date has been maintained and administered in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, and (iii) such Foreign Plan is fully funded, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and in all material respects has been maintained in good standing with the appropriate Governmental Entities.

Section 3.13    Labor and Employment Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other agreement or understanding with any labor union, trade union, labor organization or works council or any industry agreement or national labor agreement, and none of the foregoing agreements or understandings are being negotiated by or with the Company or any of its Subsidiaries. To the knowledge of the Company, no labor union, labor organization or works council represents any employee of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation to recognize or bargain with any labor union, labor organization or works council, nor are any employees of the Company or any of its Subsidiaries subject to a national or industry labor Contract. There is no, nor at any time during the last three years has there been, any material labor dispute, strike, shutdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, has there been any attempt to organize any employees of the Company or any of its Subsidiaries. No consent of, consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company and its Subsidiaries to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.
(b)    Each employee of the Company and its Subsidiaries in the United States (i) is retained at-will, and, except as required by applicable Law, no employee is a party to an employment agreement or contract with the Company or any of its Subsidiaries or covered by any Company Plan that provides for severance or notice of termination in excess of 30 days, and (ii) has entered into the Company’s or such Subsidiary’s then standard form of Employee Confidentiality, Restrictive Covenant, and Assignment Agreement (as modified where required for the employee’s place of employment). The Company has made available to Parent true, correct and complete copies of all of the Company’s and its Subsidiaries’ material written employee handbooks, rules of employment, work rules, employment manuals, employment policies and affirmative action plans, as well as summaries of all material unwritten employment policies. To the knowledge of the Company, no person covered by an employment or other agreement providing a bonus or enhanced severance after or in connection with a change in control or other key employee or group of employees has any plans to terminate employment with the Company or any of its Subsidiaries or, after the Effective Time, with the Surviving Corporation.
(c)    The Company has provided Parent a true, correct and complete list of all officers and key employees employed by the Company or any of its Subsidiaries in the United States who are not citizens or lawful permanent residents of the United States, and, for each such employee, the employee’s visa and/or work authorization status and the date the employee’s work authorization is scheduled to expire.
(d)    Neither the Company nor any of its Subsidiaries has breached or violated in any material respect any (i) applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours, or termination or separation from employment, including any such Law respecting employment discrimination, unlawful harassment, retaliation, whistleblowing, equal opportunity, equal pay or pay equity, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical and other leave, immigration and occupational safety and health requirements or (ii) employment or other individual service-provider Contract.
(e)    No Action regarding any employee, former employee, group of employees or former employees, or the Company’s or any Subsidiary of the Company’s employment practices are pending or, to the knowledge of the Company, threatened, in any forum. No charges or complaints are open and pending (or since the Lookback Date have been settled or otherwise closed) against the Company or any Subsidiary with the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs (the “OFCCP”), or any other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, retaliation, sexual harassment, or similar wrongdoing, pursuant to internal complaint procedures). No current or former employee of the Company or any Subsidiary has made, during the last three years, a written complaint of discrimination, retaliation, sexual harassment or other similar wrongdoing nor, to the knowledge of the Company, during the last 12 months, an oral complaint as to any of the foregoing, nor have there been any internal investigations with respect to such matters. True, correct, and complete information regarding any closed charges or complaints filed since the Lookback Date with any Governmental Entity or internal investigations for reasons set forth in the preceding sentence (or, with respect to discrimination, harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to Parent.
(f)    Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries is reasonably likely to incur, any material liability arising from the misclassification of employees as consultants, independent contractors, or temporary employees.
(g)    Since the Lookback Date, neither the Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
(h)    There is no term of employment for any employee of the Company or any of its Subsidiaries working outside the United States that provides that the transactions contemplated by this Agreement shall entitle such individual to treat such transactions as a breach of any Contract or as Good Reason under any such Contract for such individual to end the employment relationship. Since the Lookback Date, neither the Company nor any of its Subsidiaries has breached or violated any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Law to contribute that would reasonably be expected to result in any material liability.

Section 3.14    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in any liability that is material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries are and have been in compliance for the prior three years with all applicable Environmental Laws, and possess, and are and have been in compliance for the prior three years with, all Environmental Permits required for the operation of their respective businesses under such Environmental Laws; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that have not and are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar Law, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; (v) each product of the Company or any of its Subsidiaries does and has complied for the prior three years with all Environmental Laws applicable to the Company or any such Subsidiary, including those pertaining to: (A) the presence (or absence) of specified substances in electrical or electronic or other products; (B) registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or as respects required end-of-life handling or disposition of products; and (C) coverage and payment of fees relating to end-of-life, return and recycling of products or of product packaging; and (vi) in the prior three years, the Company has not received notice that the Company or any of its Subsidiaries is subject to liability under any Environmental Law for the use of any solid or hazardous waste transporter or treatment, storage or disposal facility.
(b)    For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)    “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or prior to the date of this Agreement.
(ii)    “Environmental Permits” means all permits, licenses, registrations and other authorizations required by any Governmental Entity under applicable Environmental Laws.
(iii)    “Materials of Environmental Concern” means any hazardous, acutely hazardous or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.15    Taxes.
(a)    All income Tax Returns and all other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance in all material respects with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.
(b)    Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.
(c)    All material Taxes that the Company or any of its Subsidiaries is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
(d)    Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor or pursuant to any contractual obligation (other than a Contract entered into in the Ordinary Course of Business on customary commercial terms, the principal purpose of which is not Taxes), or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than a Contract entered into in the Ordinary Course of Business on customary commercial terms, the principal purpose of which is not Taxes).
(e)    No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
(f)    There are no proceedings now pending or threatened in writing (or, to the knowledge of the Company, otherwise) against or with respect to the Company or any of its Subsidiaries with respect to any material Tax. Neither the Company nor any of its Subsidiaries has been informed in writing (or to the knowledge of the Company, otherwise) by any jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect, (ii) other than automatic extensions, requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(g)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any adjustment under Section 481 of the Code (or any similar adjustments under any provision of the Code or foreign, state or local Tax Law).

(h)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)    Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies.
(j)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.
(k)    None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code to pay any net Tax liability under Section 965 of the Code in installments.
(l)    Neither the Company nor any of its Subsidiaries is in violation in any material respect of the terms of any Tax incentive program.
(m)    Neither the Company nor any of its Subsidiaries has any obligation now or in the future to repay any Tax incentives received as a result of any actions that the Company or any of its Subsidiaries have taken prior to Closing.
(n)    As used in this Agreement:
(i)    “Taxes” means national, federal, state, provincial, local, foreign or other taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax imposed by a Governmental Entity, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, and estimated taxes, and all interest, penalties and additions imposed with respect to such amounts.
(ii)    “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.
Section 3.16    Contracts.
(a)    Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each of the following Contracts that are currently in effect and to which the Company or any of its Subsidiaries is a party, and excluding Company Plans:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    any Contract relating to Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness) and having an outstanding (or committed) principal amount in excess of $500,000 in the aggregate (collectively, “Instruments of Indebtedness”);
(iii)    any Contract or obligation that (A) contains ongoing non-competition or exclusive dealing obligations that limit or restrict, in any material respect, the ability of the Company or any of its Affiliates (including, after the Closing, Parent and its Affiliates) to solicit customers for or otherwise sell or distribute the Customer Offerings in any market or geographic area, (B) grants or purports to grant any right of first refusal, right of first offer or similar right or (C) contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, in each of cases (A), (B), or (C), that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iv)    any Contract providing for indemnification that could reasonably be expected to result in payments in excess of $250,000 by the Company or any of its Subsidiaries, other than indemnity provisions in Contracts with customers or suppliers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business;
(v)    any joint venture or partnership Contract;
(vi)    any Contract providing for any payments that are expressly conditioned on a change of control of the Company or any of its Subsidiaries;
(vii)    any collective bargaining agreement or trade union agreement, works council agreement, or similar agreement with any labor or trade union or employee representatives;
(viii)    any employment Contract other than (A) offer letters for at will employees without severance, (B) proprietary information agreements on terms consistent with those set forth in the Company’s existing form, a copy of which has been made available to Parent, or (C) Contracts that provide solely compensation and benefits required by applicable Law;
(ix)    any Contract that by its express terms provides for severance, retention, change in control payments, or transaction-based bonuses or incentives;
(x)    any Contract material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing, contract manufacturing, testing, assembly or fabrication (as applicable) of any products, technology or services of the Company or any of its Subsidiaries (“Company Products”);
(xi)    any Contract (excluding Real Property Leases) material to the Company and its Subsidiaries, taken as a whole, providing for the supply of any item used by the Company or a Subsidiary procured from the sole source available to supply such item;

(xii)    any Contract material to the Company and its Subsidiaries, taken as a whole, granting the Company or any of its Subsidiaries a license, or other right to use, any Intellectual Property of any third party (excluding commercially-available, off‑the‑shelf software, or granted incidental to the purchase of associated hardware products) that is embodied in or necessary for the use or Exploitation of any Customer Offering;
(xiii)    any Contract entered into in the last five years providing for the acquisition or divestiture of a business;
(xiv)    any Government Contract that is material to the Company and its Subsidiaries, taken as a whole, with any outstanding unperformed obligation or that is required to be and has not yet been closed out;
(xv)    any Contract with any Top Supplier or Top Customer; or
(xvi)    any other Contract (excluding Real Property Leases) not made in the Ordinary Course of Business that would reasonably be expected to materially prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the Contracts described in clauses (i) through (xvi), together with the Real Property Leases, being referred to herein as “Material Contracts”).
(b)    True, correct and complete copies of each Material Contract have been made available to Parent. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no breach or default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.
(c)    There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under conditional sale or other title retention agreements relating to property acquired by such person or for the deferred purchase price of property, goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (iv) under capital leases (in accordance with GAAP) or synthetic lease obligations, (v) in respect of letters of credit, surety bonds and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the net termination value thereof), (vii) secured by any Lien, other than Permitted Liens, on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) under any sale and lease back transaction, Contract to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.
Section 3.17    Insurance. The Company has made available to Parent a true, correct and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, including insurance covering directors and officers for securities law and other customary liabilities. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each such policy is in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach of or default under any of such insurance policies. The annual premium for the Company’s directors’ and officers’ liability insurance coverage for the policy year that includes the date hereof is as set forth in Section 3.17 of the Company Disclosure Letter.
Section 3.18    Properties.
(a)    The Company or one of its Subsidiaries has valid and insurable record title to each parcel of real property owned by the Company or any of its Subsidiaries and all buildings and other improvements thereon (collectively, the “Company Fee Property”), free and clear of all Liens, other than Permitted Liens. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Fee Property, including the location and owner thereof. The Company Fee Property is not subject to any written or verbal leases or occupancy Contracts, nor is the Company Fee Property or any interest therein subject to any right of first offer or refusal to purchase or lease. To the Company’s knowledge, there is no pending or threatened condemnation or eminent domain proceeding with respect to the Company Fee Property.
(b)    The Company or one of its Subsidiaries has a good and valid leasehold interest in all real property leased, or (with the exception of Company Fee Property) otherwise occupied or permitted to be occupied, by the Company or any of its Subsidiaries, whether as sublessor, tenant, subtenant or otherwise (the “Company Leased Property” and the lease, sublease or other occupancy Contract, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Leased Property and the location of the premises. Neither the Company nor any of its Subsidiaries has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold or subleasehold of any Company Leased Property.
(c)    The Company or one of its Subsidiaries owns or leases all of the material personal property owned or leased by the Company or any of its Subsidiaries reflected on the most recent balance sheet included in the Company SEC Documents, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the Ordinary Course of Business since the date of such balance sheet. Each of the Company and its Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests or other comparable contractual rights in, all material tangible personal properties necessary for the conduct of their respective businesses in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens.
(d)    No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are exclusively the subject of Section 3.19.
Section 3.19    Intellectual Property.
(a)    Section 3.19(a) of the Company Disclosure Letter sets forth lists that are true, correct and complete as of the dates indicated thereon, of all registered trademarks, service marks or trade names, applications to register trademarks, service marks and trade names, patents, published patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof (collectively, “Company Registered IP”) and specifies any item of Company Registered IP that is not solely owned by the Company or a Subsidiary. To the knowledge of the Company, all of the Company Registered IP is valid and enforceable. All Company Registered IP is owned by the Company or one of its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved that would, individually or in the aggregate, reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole.
(b)    Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or any of its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
(c)    To the knowledge of the Company, and except as would not be expected to result in material liability or have a material adverse impact on the operation by the Company and its Subsidiaries of their business, the operation by the Company and its Subsidiaries of their business as currently operated does not infringe upon or misappropriate any patents, copyrights, trademarks, trade secrets or other intellectual property rights (“Intellectual Property”) of any third party, and neither the Company nor any of its Subsidiaries has received since the Lookback Date any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved and where such claim would reasonably be expected to result in material liability or have a material adverse impact on the operation by the Company and its Subsidiaries of their business. To the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries. No Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

(d)    The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws; internal and external privacy polices policies and all other privacy representations; employee manuals, employee handbooks, and employee policies; and contractual obligations applicable to the privacy, and the collection, storage, security, processing, use, transfer, disposal and disclosure, of Personal Information, and since the Lookback Date, there has been no incident with respect to Personal Information that would require the provision of notice to any Governmental Entity or Person by or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain reasonable administrative, technical, and physical safeguards for Personal Information that are in compliance in all material respects with all applicable Laws. The Company and its Subsidiaries have used reasonable efforts to ensure that they have appropriate contracts to obligate its customers, service providers, business partners, and any other relevant third parties to (A) comply with any applicable Laws with respect to the creation, collection, maintenance, storage, analysis, use, transmission, dissemination, disposal and security of any Personal Information and (B) maintain the privacy and security of any such Personal Information in a manner no less protective than required by the applicable privacy policies of the Company and its Subsidiaries and applicable Laws. Since the Lookback Date, no complaint relating to any actual or alleged improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(e)    Neither the Company nor any of its Subsidiaries has received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency in connection with the Exploitation of any Customer Offering, any Internal System or any facility or equipment used in connection therewith that (i) impose any material restrictions on the conduct of the business of the Company and its Subsidiaries or (ii) grant any rights under Intellectual Property of the Company or any of its Subsidiaries that are not reasonably consistent with the rights granted in the Ordinary Course of Business to other similarly situated non-governmental customers or users of such Customer Offerings or Internal Systems. No university or Governmental Entity has sponsored any research or development conducted by the Company or any of its Subsidiaries, in a manner resulting in any such Person having a claim of right or ownership of or Lien on any Intellectual Property owned by the Company or any of its Subsidiaries.
(f)    Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (i) pursuant to any Contract to which the Company or any of its Subsidiaries is a party, trigger the grant of any rights to any material Intellectual Property owned by the Company or any of its Subsidiaries other than as reasonably necessary to enable the continued use or Exploitation of any Customer Offering on substantially similar terms as prior to the execution, delivery or performance of this Agreement or (ii) pursuant to any Contract to which the Company or any of its Subsidiaries is a party, impair the right of the Company, the Surviving Corporation or any of their Subsidiaries to enforce or Exploit any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.20    Takeover Restrictions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, (a) the Company Board has taken all action necessary to render inapplicable Section 60.835 of the Oregon Act as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and (b) no other “fair price,” “moratorium,” “control share acquisition” or similar provision of any state antitakeover Law or any similar antitakeover provision in the Company Charter or Company Bylaws is applicable to this Agreement or any of the transactions contemplated hereby (collectively, with the statute described in clause (a), “Takeover Restrictions”).
Section 3.21    No Rights Plan. There is no shareholder rights plan, “poison pill” antitakeover plan or similar device or Contract in effect to which the Company is a party or otherwise bound.
Section 3.22    Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any material interest in any material asset, right or property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months. Since the Lookback Date, there has been no transaction, or series of similar transactions, Contracts, arrangements or understandings, to which the Company or any of its Subsidiaries is or was a party, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that has not been so disclosed.
Section 3.23    Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents, employees or associated persons) has provided, offered, gifted or promised, directly or knowingly through another person, anything of value to any foreign or domestic officer, employee, representative, or agent of (1) any Governmental Entity or public international organization; (2) any entity controlled, managed, or owned in any part, whether directly or indirectly, by a Governmental Entity (“State-owned Enterprise”); (3) any political party or candidate for public office; or (4) any current or prospective customer or transaction counterparty, including non-government entities, private individuals and companies (each, an “Official”), for the purpose of (a) influencing any act or decision of any Official in their official or business capacity, inducing any Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing any Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, public international organization, State-owned Enterprise, or customer or transaction counterparty, in each case of (a) and (b) in order to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage. Neither the Company nor any of its Subsidiaries has received any written communication (or, to the Company’s knowledge, other communication) from any Governmental Entity alleging that the Company or any of its Subsidiaries, or any current or former director, executive, representative, agent or employee thereof, has engaged in the conduct described in the preceding sentence, and no such conduct has been discovered by or brought to the attention of the Company or any of its

Subsidiaries. Neither the Company nor any of its Subsidiaries has made or anticipates making any disclosure to any Governmental Entity regarding any such conduct. Neither the Company nor any of its Subsidiaries has established or maintained any unlawful fund of corporate monies or other properties.
Section 3.24    Suppliers. Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 suppliers of the Company and its Subsidiaries for each of the fiscal year ended March 31, 2018 and the six-month period ended September 29, 2018, as measured by the aggregate amounts paid by the Company and its Subsidiaries during each such period, and each supplier that is the sole source available to supply any significant product or service to the Company or any of its Subsidiaries (the “Top Suppliers”). Since March 31, 2017 to the date hereof, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries.
Section 3.25    Customers. Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 customers of the Company and its Subsidiaries by revenue for each of the fiscal year ended March 31, 2018 and the six-month period ended September 30, 2018 (collectively with the customers set forth in Schedule B, the “Top Customers”). Since March 31, 2017 to the date hereof, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Customer, (b) there has been no material change in the material terms of its business relationship with any Top Customer adverse to the Company or its Subsidiaries and (c) no Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or materially change the material terms of its business in any material respect adverse to the Company or its Subsidiaries.
Section 3.26    Brokers; Transaction Expenses. No broker, investment banker, financial advisor or other Person, other than Stifel, Nicolaus & Company (the “Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date hereof, of the aggregate amount of all fees and expenses payable by the Company to the Financial Advisor in connection with the transactions contemplated by this Agreement.
Section 3.27    Government Contracts.
(a)    Each Government Contract that has not expired by its terms, under which the Company still has performance obligations, or for which final payment has not been received is valid and binding and in full force and effect, was awarded or novated in the name of the Company or a Subsidiary of the Company, and is not the subject of any proposed assignment or novation to any third party.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, each of the Company and its Subsidiaries, with respect to each Government Contract or Bid, (i) has complied in all material respects with all terms and conditions and all applicable Law, (ii) has not been in material breach of any contractual requirement or Law, and (iii) has had no money due to it withheld or set off or threatened to be withheld or set off (except in the Ordinary Course of Business as provided by the payment terms of such Government Contract), and (iv) each invoice, claim, representation, certification and other submission or filing submitted by the Company or any of its Subsidiaries complied in all material respects with applicable Law and contractual requirements as of its effective date and has been updated as required.
(c)    Since the Lookback Date, neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company any officer, director, owner or employee of the Company or any of its Subsidiaries, has been suspended, debarred, proposed for debarment or excluded from any Government Contract, and, to the knowledge of the Company, no facts exist that could reasonably be expected to warrant the commencement of any suspension, debarment, or exclusion proceeding. To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to result in any such suspension, proposal for debarment, debarment or exclusion with respect to Parent, the Company or any Subsidiary of the Company (assuming that no such action will result from the identity of Parent).
(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has been, with respect to any Government Contract or Bid, investigated by any Governmental Entity, or subject to any civil claim, indictment, termination for default, cure notice, show cause notice, material disallowance of claimed costs, or penalty for expressly unallowable costs, nor, to the Company’s knowledge, has any of the foregoing actions been threatened or is reasonably expected. To the knowledge of the Company, there are no outstanding bid protests, disputes or other Actions relating to any Government Contract or Bid, and, to the knowledge of the Company, no such protest, dispute or other Action is threatened or reasonably expected.
(e)    Since the Lookback Date, neither the Company nor any of its Subsidiaries, with respect to any Government Contract: (i) has made any mandatory disclosure to any Governmental Entity of credible evidence of an overpayment received in connection with any Government Contract or of any matter for which a failure to disclose would constitute a ground for suspension or debarment or to the knowledge of the Company, failed to timely make any such mandatory disclosure for which a failure to disclose would constitute a ground for suspension or debarment; or (ii) made any voluntary disclosure to any Governmental Entity with respect to potential noncompliance with a Government Contract; or (iii) has disclosed or been required to mitigate any organizational conflict of interest pursuant to FAR Subpart 9.5.
Section 3.28    Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. The Company has made available (or, as soon as possible following the execution of this Agreement, will make available) to Parent a true, correct and complete copy of such opinion solely for informational purposes. As of the date hereof, such opinion has not been withdrawn or revoked or otherwise modified.
Section 3.29    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent or Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty other than those expressly set forth in Article IV of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall, or shall be deemed or construed to, relieve any Person from liability for such Person’s fraud, limit any recourse or remedy available in respect of such Person’s fraud, or preclude a determination that such Person’s fraud occurred.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Except as set forth in the disclosure letter (which is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure only with respect to (a) the correspondingly numbered and/or lettered section or subsection of this Agreement and (b) any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1    Organization, Standing and Power.
(a)    Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate with all other events, changes, occurrences or effects, that has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or any of the other transactions contemplated hereby.
(b)    Parent has previously furnished or otherwise made available to the Company a true, correct and complete copy of the certificate or articles of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.
Section 4.2    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby.
Section 4.3    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the articles of organization or bylaws or the equivalent organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective assets, rights or properties are bound or subject or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets, rights or properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right, imposition or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ, (iv) the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 4.4    Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the shareholders of the Company, at the time of any amendment or supplement thereto, or at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.
Section 4.5    Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
Section 4.6    Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, without par value, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
Section 4.7    Financing. Parent has delivered to the Company true and complete copies of (i) an executed commitment letter dated as of the date hereof (the “Commitment Letter” and, together with the Fee Letter (as defined below), as they may be amended, modified or replaced in accordance with Section 5.2 and together with all annexes, exhibits, schedules and other attachments thereto, the “Debt Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such amounts, the “Debt Financing”) and (ii) any fee letters related to the Debt Financing (with only fee amounts, dates, pricing caps, “market flex” and other economic terms redacted, none of which would adversely affect the amount, conditionality, termination or availability of the Debt Financing) (collectively, the “Fee Letter”). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded and, to the knowledge of Parent, no withdrawal or rescission thereof is contemplated as of the date of this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Parent or Merger Sub or, to the knowledge of Parent, any other party to the Debt Financing Commitments. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3 and that the Debt Financing is funded in accordance with the terms of the Commitment Letter, Parent and Merger Sub will have, at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and the other transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II, and to pay all related fees and expenses. In no event shall the receipt or availability of any funds or financing, including under the Debt Financing Commitments, by Parent or Merger Sub or any Affiliate thereof be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
Section 4.8    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
Section 4.9    Not an Interested Shareholder; Ownership of Shares. None of Parent, Merger Sub or any of their respective Subsidiaries, “affiliates” or “associates” is, nor at any time during the last three years has any such Person been, an “interested shareholder” of the Company, in each case as such term is defined in Section 60.825 of the Oregon Act. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.10    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in Article III of this Agreement. Except with respect to any representation or warranty expressly set forth in Article III, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall, or shall be deemed or construed to, relieve any Person from liability for such Person’s fraud, limit any recourse or remedy available in respect of such Person’s fraud, or preclude a determination that such Person’s fraud occurred.

ARTICLE V
COVENANTS
Section 5.1    Conduct of Business of the Company.
(a)    The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve substantially intact its assets, properties and business organization and to preserve its present relationships with employees, customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) below shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).
(b)    Between the date of this Agreement and the Effective Time, except (w) as required by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) to the extent Parent shall otherwise consent in writing (which consent, in the cases of the following clauses (v) through (xii) or (to the extent related to such clauses) (xiv), shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall:
(i)    amend or otherwise change its certificate or articles of incorporation or bylaws or any similar governing instruments;

(ii)    (A) issue, deliver, sell, dispose of or suffer to exist Liens on any shares of capital stock or any of its other securities, or (B) grant to any Person any right to acquire any shares of its capital stock or its other securities (including any Company Equity Award), except, in each case, (x) pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof (or after the date hereof in compliance with this Agreement) and in accordance with the terms of such instruments as in effect on the date hereof, or (y) subject to Section 2.2(f), pursuant to the Company ESPP with respect to any offering or purchase period begun before the date of this Agreement and ending under its normal schedule before the Closing Date;
(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);
(iv)    (A) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities (except in connection with cashless exercises, cancellation of Shares in satisfaction of Tax withholding obligations or purchase or exercise price or similar transactions pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof, or the forfeiture of any Company Equity Awards), (B) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities, (C) authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or any of its other securities, (D) adopt or implement any shareholder rights plan, or (E) change the ownership of any of its Subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization or intercompany asset transfer, including by way of merger, consolidation or stock or asset sale;
(v)    (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, (B) acquire any assets having a value in excess of $100,000 individually or $500,000 in the aggregate other than purchases of inventory in the Ordinary Course of Business, (C) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (D) sell, license or otherwise dispose of any assets having a value in excess of $100,000 individually or $500,000 in the aggregate, other than sales or dispositions of inventory in the Ordinary Course of Business;
(vi)    (A) materially modify or amend, or terminate, any Company Material Contract (or any Contract that, if entered into prior to the date hereof, would constitute a Company Material Contract), or knowingly waive, release or assign any material rights or claims thereunder, in each case in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or (B) other than in the Ordinary Course of Business, enter into any Contract that, if entered into prior to the date hereof, would constitute a Company Material Contract;

(vii)    make any capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;
(viii)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than routine advances to its employees, in each case in the Ordinary Course of Business), (B) incur any Indebtedness (including new loan commitments or drawdowns under an existing credit facility) or issue, sell or amend any Instruments of Indebtedness or debt securities or any warrants or other rights to acquire any debt securities, (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person, including any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than, in any such case, a guaranty by the Company on behalf of its Subsidiaries) or (D) enter into any hedging Contract or other financial Contract or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates, in each case of clauses (A) and (B) other than any such actions or transactions solely between and among the Company and its Subsidiaries;
(ix)    except as required to comply with applicable Law or Contracts or Company Plans existing on the date hereof, (A) enter into, terminate, issue notice to terminate, or amend any employment, severance, retention, change in control, or similar Contract or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level or terminations for cause, or any collective bargaining agreement or similar labor Contract, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (D) pay any material benefit not provided for as of the date of this Agreement under any Company Plan other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or restricted stock units or remove existing restrictions in any benefit plans or Contracts or awards made thereunder or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan;
(x)    implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xi)    make or change any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement, waive or extend the statute of limitations with respect to material Taxes, settle or compromise any material Tax liability, claim or assessment, or surrender any right to claim a material refund of Taxes;
(xii)    compromise or settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby that is not the subject of Section 5.16), or consent to the same, other than compromises, settlements or Contracts in the Ordinary Course of Business that (A) involve only the payment of money damages not in excess of $100,000 individually or $500,000 in the aggregate and (B) do not impose equitable relief on the Company or any of its Subsidiaries or provide for any admission of wrongdoing by the Company or any of its Subsidiaries;
(xiii)    fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement (excluding any Company Plans); or
(xiv)    authorize or agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xiii).
Section 5.2    Financing Cooperation.
(a)    Each of Parent and Merger Sub shall use its reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the proceeds of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contained therein or on other terms not materially less favorable, in the aggregate, to Parent than those contained in the Debt Financing Commitments (as determined in the reasonable judgment of Parent) and not in violation of this Section 5.2(a) (including clauses (A)‑(C) below), (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitments or, if executed and delivered prior to the Closing, in the definitive documentation with respect thereto that are within its control and otherwise comply with its obligations thereunder and pay related fees and expenses in connection therewith as and when due and payable, (iii) maintain in effect the Debt Financing Commitments in accordance with the terms thereof (except for amendments and supplements not prohibited by this Section 5.2(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, and (iv) enforce its rights under the Debt Financing Commitments in the event of a breach by any counterparty thereto. Parent shall have the right from time to time to amend, supplement, amend and restate or modify the Debt Financing Commitments; provided, that any such amendment, supplement, amendment and restatement or other modification shall not, without the prior written consent of the Company (A) add new (or adversely modify any existing) conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments as in effect on the date hereof, (B) except as otherwise set forth herein, reduce the aggregate amount of the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount of the Debt Financing as set forth in the Debt Financing Commitments) in a manner that would adversely impact the ability of Parent or Merger Sub to consummate the Merger or that would otherwise be expected to delay or impede the Merger or (C) otherwise be reasonably expected to (1) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (2) make the funding of the Debt Financing as set forth in the Debt Financing Commitments less likely to occur or (3) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For the avoidance of doubt, Parent may amend, supplement, amend and restate, modify or replace the Debt Financing Commitments as in effect at the date hereof (x) to add or replace lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement or (y) to increase the amount of Indebtedness contemplated by the Debt Financing Commitments. For purposes of this Section 5.2, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments (including any flex provisions applicable thereto) as permitted to be amended, supplemented, replaced or modified by this Section 5.2(a) (and, if applicable, shall include any Alternative Financing used to satisfy the obligations under this Agreement) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 5.2(a) (and, if applicable, shall include any commitments in respect of any Alternative Financing). Parent shall (X) give the Company prompt notice of any material breach or default by any party to the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, and any purported termination or repudiation by any party of the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Debt Financing Commitments or any Alternative Financing and (Y) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Debt Financing upon Company’s reasonable request. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, but alternative facilities are available on terms and conditions substantially similar to the Debt Financing Commitments, Parent shall use its reasonable best efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall use its reasonable best efforts to ensure that the terms of such Alternative Financing do not expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Commitment Letter in effect on the date of this Agreement or otherwise include terms (including any “flex” provisions) that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement. In addition, Parent shall have the right to use the net cash proceeds received by Parent after the date hereof and prior to the Closing from consummated offerings or other incurrences of debt (including notes) by Parent to reduce commitments under the Commitment Letter on a dollar-for-dollar basis; provided, that (w) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the transactions contemplated by this Agreement on the Closing Date, the termination of this Agreement or the Termination Date as applicable, (x) such offering or other incurrence of debt does not result in a breach or default under, or in violation of, the Commitment Letter, (y) the aggregate amount of the Debt Financing committed under the Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement and (z) Parent promptly notifies the Company of such substitution and reduction. If commitments under the Commitment Letter have been reduced to zero in connection with the preceding sentence, the obligations of the Company and its Subsidiaries pursuant to Section 5.2(b) shall no longer be in effect. Further, Parent shall have the right to substitute commitments in respect of other debt financings on a dollar-for-dollar basis for all or any portion of the Debt Financing from the same and/or alternative bona fide financing sources so long as (v) such other debt financing does not result in a breach or default under, or violation of, the Debt Financing Commitments (to the extent in effect following such substitution), (w) the aggregate remaining amount of the Debt Financing, if any, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, (x) all conditions precedent to effectiveness of definitive documentation for such commitment have been satisfied and the conditions precedent to funding of such financing are, in respect of certainty of funding, equivalent to (or more favorable to Parent than) the conditions precedent set forth in the Commitment Letter, (y) such substitution would not reasonably be expected to delay, prevent or make less likely the funding of any remaining portion of the Debt Financing on the Closing Date and (z) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to Parent than the corresponding restrictions set forth in the Commitment Letter. True, correct and complete copies of each amendment or modification to the Commitment Letter and documents with respect to each alternative or substitute financing commitment in respect thereof (each, a “New Debt Commitment Letter”), together with all related fee letters (solely in the case of the fee letter, with only the fee amounts, dates, pricing caps, “market flex” and other economic terms redacted, none of which would adversely affect the amount, conditionality, termination or availability of the debt financing contemplated thereby) (each, a “New Fee Letter”), will be promptly provided to the Company (and drafts thereof shall be made available to the Company prior to any such substitution). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and to each New Debt Commitment Letter to the extent then in effect.
(b)    The Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, on a timely basis all cooperation reasonably requested by Parent in connection with the Debt Financing (provided; that such requested cooperation shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries), including (i) furnishing the financial information with respect to the Company described in paragraph 3 of Exhibit C to the Commitment Letter and such other information regarding the Company and its Subsidiaries reasonably requested by Parent or the Financing Sources to consummate the Debt Financing and customarily included in marketing materials for senior secured bank lending transactions (which, for the avoidance of doubt, shall not include (x) any information customarily delivered by an investment bank or financing arrangers or (y) any financial information other than the financial information required pursuant to paragraph 3 of Exhibit C to the Commitment Letter), in each case in advance of the Marketing Period (all such information in this clause (i), collectively, the “Required Information”); (ii) furnishing the report of the Company’s independent accountants on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and obtaining the consent of such accountants to the use of such report in accordance with the accountants’ normal custom and practice; (iii) furnishing such customary financial statements, schedules or other pertinent information relating to the Company and its Subsidiaries (including information reasonably necessary for Parent to produce pro forma financial information) reasonably requested by Parent or any of its Representatives in connection with any such Debt Financing, including the Required Information; (iv) providing reasonable assistance with the preparation of business projections, customary financing documents and customary offering materials in connection with the Debt Financing; (v) providing customary documents and certificates, and taking other actions reasonably requested by Parent that are customary in connection with the Debt Financing (including (A) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by any such financing to be paid off, discharged and terminated on the Closing Date, (B) to the extent required by the Debt Financing, facilitating the pledging of collateral; provided, that no pledge shall be operative until the Effective Time, (C) using reasonable best efforts to obtain consents, surveys and title insurance required by the Debt Financing, and (D) consulting with Parent in connection with the negotiation of such definitive financing documents and agreements and such other customary documents as may be reasonably requested by Parent); (vi) providing assistance in the preparation of (but not preparing) (A) one or more confidential information memoranda and other customary marketing and syndication materials reasonably requested by Parent or any of its Affiliates in connection with the Debt Financing and (B) customary pro forma financial statements reflecting the Merger and the Debt Financing; (vii) cooperating with the marketing efforts for any portion of the Debt Financing, including using reasonable best efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (viii) permitting the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Debt Financing, provided, that such logos (x) are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks, and (y) are used solely in connection with a description of the Merger and the Debt Financing; (ix) participating as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions that are requested at least two Business Days in advance and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management), in each case, in connection with the Debt Financing; (x) reasonably cooperating with any financing sources or prospective financing sources (including arrangers, lenders, underwriters, initial purchasers or placement agents) for the Debt Financing (together with the arrangers and the partners, shareholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, Affiliates and Representatives and successors of any of the foregoing, collectively, the “Financing Sources”) and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person in connection with the Debt Financing (including sufficient access to allow any Financing Source to complete field exams and inventory appraisals); (xi) assisting in preparing customary rating agency presentations and participating in a reasonable number of sessions with rating agencies in connection with the Debt Financing; and (xii) as long as such information is requested by the Financing Sources in writing at least 10 Business Days prior to the Closing Date, providing to the Financing Sources, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act of 2001, as amended and the beneficial ownership regulations under 31 C.F.R. Section 1010.230; provided, that (w) nothing in this Section 5.2(b) shall require the Company to provide (1) any financial statements other than the financial statements required pursuant to paragraph 3 of Exhibit C to the Commitment Letter, (2) any information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems or (3) pro forma financial statements and/or projections, including pro forma cost savings, synergies, capitalization or other post-Closing pro forma adjustments desired to be incorporated into any pro forma financial information (but in each case without limiting the assistance required to be provided by the Company pursuant to clauses (iv) and (vi) above), (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with any such financing except for any payment that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any Contract, certificate, document or instrument delivered pursuant to this Section 5.2 shall be required to be effective until the Effective Time. The Company will provide to Parent and the Financing Sources such information (including any updates to the Required Information) as may be necessary so that the marketing materials for any such financing are true and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. Notwithstanding anything to the contrary, solely for purposes of Section 6.3(b), the Company will be deemed to have complied in all material respects with its obligations under this Section 5.2(b) if, in the event Parent were to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof, the lenders with respect to the Debt Financing would (without further conditions) be obligated under the terms of the Commitment Letter to fully fund the Debt Financing at the Closing in accordance with the terms of the Debt Financing Commitments as in effect on the date hereof.
(c)    Notwithstanding anything in this Section 5.2 to the contrary, (i) in fulfilling its obligations pursuant to this Section 5.2, none of the Company, its Subsidiaries or their respective Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (B) give any indemnities that are effective prior to the Effective Time, (C) provide any information the disclosure of which is prohibited or restricted under any Law applicable to the Company or its Subsidiaries or that is legally privileged (unless such privilege can be preserved through the entry into a customary common interest agreement), or (D) take any action that will conflict with or violate its organizational documents or any Laws applicable to the Company or its Subsidiaries or would result in a violation of, or default under, any agreement to which the Company or any of its Subsidiaries is a party (provided that in each case the Company shall use its commercially reasonable efforts to eliminate any such impediment) and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in good faith in connection with fulfilling its obligations pursuant to this Section 5.2. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of any such financing and any information used in connection therewith (other than information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in the Debt Financing documents), except in the event such loss or damage arises out of or results from the gross negligence, fraud, intentional misrepresentation or willful misconduct of any of its obligations hereunder by the Company, any of its Subsidiaries or any of their respective Representatives. No person who is a director of the Company or any of its Subsidiaries at any time prior to the Closing shall be required to pass any resolutions or consents to approve the Debt Financing.
Section 5.3    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. This Section 5.3 shall in no way limit any other provision of this Agreement.
Section 5.4    Acquisition Proposals.
(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with its terms, and except as otherwise specifically provided for in this Section 5.4, the Company agrees that it will not and, will not authorize or permit any of its or its Subsidiaries’ respective officers, directors, employees, agents, advisors and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) to, directly or indirectly:
(i)    initiate, solicit, knowingly facilitate or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including (A) approving any transaction under any Takeover Restriction, (B) approving any Person becoming an “interested shareholder” as defined in Section 60.825 of Oregon Act or a “Related Person” as defined in the Company Charter or (C) granting any amendment, waiver or release of any standstill or similar Contract with respect to the Company or any Shares);
(ii)    engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any information or data relating to the Company and its Subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(iii)    approve, endorse or recommend any Acquisition Proposal (or propose to do so); or
(iv)    except for an Acceptable Confidentiality Agreement entered into pursuant to and in compliance with the terms of Section 5.4(b), execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;
provided, however, in each case, it is understood and agreed that any determination or action by the Company Board expressly permitted under Section 5.4(b), Section 5.4(d), Section 5.4(e), Section 5.4(h) or Section 7.1(c)(ii) shall not, in and of itself, be deemed to be a breach of this Section 5.4(a). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.4(a) by any of the Company’s Subsidiaries or any Representative of the Company or any of its Subsidiaries, whether such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.4(a) by the Company.
(b)    Notwithstanding anything to the contrary in Section 5.4(a), but subject to the requirements of the remainder of this Section 5.4, at any time prior to obtaining the Company Shareholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal received after the date hereof that did not result from a breach in any material respect of Section 5.4(a) and that the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and such Person’s Representatives (including sources of financing if applicable) pursuant to a customary confidentiality agreement on terms substantially similar to, and no less favorable to the Company than, the Confidentiality Agreement (except (x) for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and (y) such agreements shall not be required to contain any standstill or similar provisions) (an “Acceptable Confidentiality Agreement”) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.
(c)    Subject to the actions expressly permitted by Section 7.1(c)(ii) (on the terms and subject to the conditions set forth therein) and Section 5.4(d) and Section 5.4(e) below, neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation that the shareholders of the Company approve this Agreement and the Merger at the Company Shareholders Meeting or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(d)    Notwithstanding anything to the contrary in this Section 5.4, the Company Board or any committee thereof may, at any time prior to obtaining the Company Shareholder Approval, make an Adverse Recommendation Change in response to a Superior Proposal only if:
(i)    the Company Board (or the applicable committee thereof) has received a written Acquisition Proposal after the execution and delivery of this Agreement by the parties hereto that did not result from a breach in any material respect of Section 5.4(a) and determines, after consultation with outside counsel and its independent financial advisor, that (w) such Acquisition Proposal is a Superior Proposal, (x) such Superior Proposal is outstanding, (y) the failure of the Company Board (or such committee) to make an Adverse Recommendation Change in response to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties and (z) the Company Board (or such committee) intends to make an Adverse Recommendation Change in response to such Superior Proposal (which determination, and any public announcement thereof permitted under Section 5.4(h), shall not in and of itself constitute an Adverse Recommendation Change);
(ii)    the Company has provided written notice to Parent at least four Business Day prior to the making of such Adverse Recommendation Change (an “Adverse Recommendation Notice”) advising Parent of the determination contemplated by the foregoing clause (i) of this Section 5.4(d), including that the Company Board or such committee intends to make an Adverse Recommendation Change (and the manner and timing in which it intends to do so) (such four Business Day period, the “Notice Period”), which Adverse Recommendation Notice the Company shall deliver no more than 24 hours following such determination;
(iii)    the Company provides Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with Parent (to the extent Parent requests or initiates such negotiation) with respect thereto during the Notice Period, in each case as would enable the Company Board or such committee to determine that a Superior Proposal ceases to be a Superior Proposal;
(iv)    the Company complies in all material respects with the requirements of Section 5.4(g) in respect of such Superior Proposal; and
(v)    Parent does not, at or prior to the end of the Notice Period, make an offer or proposal in writing (which, if accepted by the Company, would be binding on Parent) that the Company Board or such committee determines in good faith (after consultation with outside counsel and its independent financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Proposal.
Any change to the financial terms or any material change to the other terms of such Superior Proposal shall require the Company to provide to Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 5.4(d) with respect to each such Adverse Recommendation Notice; provided, that each such new Notice Period shall be shortened to three Business Days following the receipt of the corresponding new Adverse Recommendation Notice.

(e)    Notwithstanding anything to the contrary in this Section 5.4, the Company Board or any committee thereof may, prior to obtaining the Company Shareholder Approval, make an Adverse Recommendation Change in response to an Intervening Event only if:
(i)    the Company Board or such committee has determined in good faith, after consultation with outside counsel and its independent financial advisor, that, the failure to make an Adverse Recommendation Change in light of such Intervening Event would reasonably be expected to be a breach of its fiduciary duties;
(ii)    the Company has provided written notice to Parent at least four Business Days prior to the making of such Adverse Recommendation Change advising Parent that the Company Board or such committee intends to make an Adverse Recommendation Change and specifying the reasons therefor in reasonable detail; and
(iii)     during such four Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement so that the Company Board or such committee no longer determines that failure to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be a breach of its fiduciary duties.
(f)    So long as this Agreement has not been terminated in accordance with its terms, no Adverse Recommendation Change shall change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Restriction to be applicable to the transactions contemplated hereby or thereby, including the Merger. Nothing in Section 5.4(d) shall be deemed to permit the Company to take any action described in Section 5.4(a)(iv) and enter into a definitive agreement providing for a Superior Proposal unless the Company terminates this Agreement pursuant to Section 7.1(c)(ii) and pays the Termination Fee in accordance with Section 7.3.
(g)    The Company shall promptly (and in any event within 24 hours after becoming aware of the items set forth in (i)-(iii)) shall provide notice to Parent of (i) any receipt of any Acquisition Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information that would not reasonably be expected to be related to an Acquisition Proposal, or (iii) any inquiry or request for discussion or negotiation regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and a description of the material terms of any such Acquisition Proposal, inquiry or request. The Company shall (A) keep Parent reasonably informed of the status and details (including any change to the material terms) of any such Acquisition Proposal, request or inquiry, (B) contemporaneously with providing any non-public information (including any correspondence or other written material) to a third party in connection with any such Acquisition Proposal, request or inquiry, to the extent not previously provided to Parent, furnish a complete and accurate copy of such information (including information provided by electronic mail) to Parent, and (C) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof complete and accurate copies of all correspondence and other written material sent or provided to the Company or any of its Representatives, including those provided by electronic mail, from any third party in connection with such Acquisition Proposal, request or inquiry. The Company agrees that it shall not, and shall not permit its Subsidiaries to, enter into any Contract that prohibits or restricts it from providing to Parent the information contemplated by, or otherwise complying with, this Section 5.4(g), Section 5.4(c), Section 5.4(d) or Section 5.4(e).
(h)    Subject to the proviso to this sentence, nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e‑2(a) or Rule 14d‑9 promulgated under the Exchange Act or Schedule 14D-9 or (ii) making any required disclosure to the Company’s shareholders, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) or any other similar statement in response to any publicly disclosed Acquisition Proposal if, in the case of the foregoing clause (i) or clause (ii), in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee of the Company Board take, or agree to take, any action prohibited by Section 5.4(c), except as expressly permitted by Section 5.4(d) or Section 5.4(e).
(i)    The Company and its Subsidiaries shall, and shall instruct their Representatives to, cease immediately all existing communications, discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company shall request the prompt return or destruction of all copies of all nonpublic data and information it or its Subsidiaries and its and their Representatives have distributed prior to the date of this Agreement to each other potential purchaser that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal and in accordance with the applicable terms of such confidentiality agreement.
(j)    As used in this Agreement:
(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of (1) 15% or more of the consolidated total assets of the Company and its Subsidiaries or (2) securities that, in the aggregate with any securities then owned by such Person or group of Persons, would result in such Person or group of Persons owning 15% or more of the equity securities of the Company.
(ii)    “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and its Subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Company Board as of the date hereof; provided, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Shares or any other securities of the Company, Parent or their respective

Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in exchange rates, interest rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.
(iii)    “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal received after the execution and delivery of this Agreement by the parties hereto (A) on terms which the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal (including the timing, financial, regulatory, legal and other aspects of such proposal) and this Agreement (including any timely proposal by Parent to amend the terms of this Agreement delivered in accordance with the procedures set forth in Section 5.4(d)) and (B) that, after consultation with outside counsel and its independent financial advisors, the Company Board determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that (x) for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and (y) no Acquisition Proposal shall be deemed a Superior Proposal if any financing required to consummate such Acquisition Proposal is not committed.
Section 5.5    Preparation of Proxy Statement; Shareholders’ Meeting.
(a)    As promptly as reasonably practicable after the date of this Agreement (and, in any event, not later than the 15th Business Day immediately thereafter), the Company shall (i) prepare (with Parent’s reasonable cooperation to the extent required) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to consider the approval of this Agreement and (ii) set a record date for the Company Shareholders Meeting and commence a broker search pursuant to Section 14a‑13 of the Exchange Act in connection therewith. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (and the Company shall include all additional disclosures and corrections (and shall consider in good faith all other comments) reasonably proposed in a timely manner by Parent with respect thereto). The Company will advise Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments on the Proxy Statement and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with complete and accurate copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Company shall respond to any requests or comments from the SEC as promptly as practicable and will provide Parent a reasonable opportunity to review and comment thereon (and the Company shall include all additional disclosures and corrections (and shall consider in good faith all other comments) reasonably proposed in a timely manner by Parent in such any response). The Company shall cause the Proxy Statement to be mailed to shareholders of the Company on or prior to the fifth (5th) Business Day after the resolution of any comments thereon from the SEC or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the Proxy Statement, on or prior to the fifth (5th) Business Day following such 10th calendar day. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.5(a) to comply in all material respects with all applicable requirements of Law. If, at any time prior to the Company Shareholder Meeting, any information should be discovered by the Company or Parent that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed by the Company with the SEC and, to the extent required under applicable Law, disseminated by the Company to shareholders of the Company; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
(b)    Unless this Agreement is validly terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change in accordance with Section 5.4(d) or Section 5.4(e), as promptly as reasonably practicable following the resolution of any comments on the Proxy Statement from the SEC (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the Proxy Statement, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a‑21(c) under the Exchange Act in connection therewith. The Company Shareholders Meeting shall be held not later than the 30th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action. Notwithstanding the foregoing, the Company (after consultation with Parent and outside counsel) may or (if requested by Parent) shall adjourn or postpone the Company Shareholders Meeting if (i) the Company or Parent reasonably determines that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting (including due to an absence of quorum), (ii) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable law or by order or a request from the SEC or its staff, (iii) the Company Board reasonably determines that it would be necessary or advisable for any required supplement or amendment to the Proxy Statement to be provided to the Company’s shareholders sufficiently in advance of the Company Shareholder Meeting for the Company Shareholders to evaluate or consider such supplement or amendment (including in connection with an Adverse Recommendation Change), or (iv) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) or thereafter re-scheduled in accordance with the terms of this Agreement, there are insufficient affirmative votes for the shareholders of the Company to duly approve this Agreement; provided that, the Company Shareholder Meeting will not be postponed or adjourned without the mutual agreement of Parent and the Company (A) by more than 10 calendar days at a time or, with respect to any postponement or adjournment contemplated by the foregoing clauses (i) or (iv), more than three times in the aggregate; (B) with respect to Section 5.5(b)(iv), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) to a date that is fewer than ten Business Days prior to the Termination Date. In no event will the record date of the Company Shareholder Meeting be changed without Parent’s prior written consent (not to be unreasonably withheld), unless required by applicable Law.
(c)    Unless this Agreement is validly terminated in accordance with its terms and except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(d) or 5.4(e), the Company, through the Company Board, shall (i) recommend to the shareholders of the Company that they approve this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Unless this Agreement is validly terminated in accordance with Section 7.1 and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee in accordance with Section 7.3, the Company’s obligations pursuant to Section 5.5(b) and this Section 5.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. Subject to Section 5.4(d) and Section 5.4(e), the Company shall (x) solicit from the shareholders of the Company proxies in favor of the approval of this Agreement and, if applicable, the advisory vote required by Rule 14a‑21(c) under the Exchange Act in connection therewith, and (y) use reasonable best efforts to secure the vote of the shareholders of the Company required by the Company Charter, the rules of NASDAQ or the Oregon Act to obtain such approvals.

Section 5.6    Access to Information; Confidentiality.
(a)    From the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with Article VII, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, managers, employees and representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to the respective officers, employees, properties, offices, other facilities and books and records of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, other than to the extent required by Section 5.4(g), neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any Contract with any third party in effect on the date hereof, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law; provided, that the Company shall use its reasonable best efforts to provide such access or disclose such information in a manner that would not result in any of the consequences referred to in any of the foregoing clauses (i), (ii) or (iii). Any access to any Company properties or facilities shall be subject to the Company’s reasonable security measures and the applicable requirements of the Real Property

Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.
(b)    Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 2, 2018, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except that the Company hereby waives the Standstill Provisions (as defined therein), which shall cease to be of any further force or effect.
(c)    Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Parent shall be permitted to (i) disclose nonpublic or otherwise confidential information regarding the Company and its Subsidiaries to Financing Sources, and to rating agencies and prospective lenders and investors during syndication of any financing subject to their entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and (ii) publicly disclose, including by filing or furnishing one or more Current Reports on Form 8-K, the Required Information and pro forma financial information provided to any Financing Source under any confidential information memoranda or other syndication materials or similar documents prepared in connection with any financing sought or obtained by Parent in connection with the transactions contemplated by this Agreement.
Section 5.7    Further Action; Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof, including (i) as promptly as practicable making all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act or any other applicable securities Laws and (ii) as promptly as practicable and to the extent requested by Parent, providing any notice to, and using reasonable best efforts to obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by this Agreement under any Contract to which such party is a party; provided that (A) neither the Company nor any of its Subsidiaries will be required, in connection with the foregoing, to grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any Person in connection with seeking or obtaining any such consent, waiver or approval and (B) for the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to, and the Company may not and may not permit any of its Subsidiaries to, without the prior written consent of Parent, become subject to, consent to or offer or agree to any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets or business, or any capital stock, of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing or (2) impose any material restriction, requirement or limitation on the operation of any business of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing. Notwithstanding the foregoing or anything else to contrary, nothing in this Agreement shall require a waiver of any condition set forth in Article VI.
(b)    In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable (and in the case of the Notification and Report Form pursuant to the HSR Act, by no later than five Business Days from the date of this Agreement), appropriate filings under the HSR Act and under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent in connection with the Merger.
(c)    The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity required in connection with the transaction contemplated by this Agreement, including, to the extent related thereto:
(i)    cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and in relation to each step of the procedure before the relevant Governmental Entities, and informing each other as to the contents of all substantive communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification or other submission in relation to the transactions contemplated hereunder without first providing the other party with a true, correct and complete copy of such notification in draft form and giving such other party a reasonable opportunity to comment before it is filed with the relevant Governmental Entities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect;
(ii)    furnishing to the other party all information within its possession that is required for any application or other submission to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;
(iii)    promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and providing, to the extent permitted by Law or Governmental Entity, each party an opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement; and
(iv)    consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws.

(d)    Notwithstanding the foregoing, each party may in good faith designate commercially and/or competitively sensitive information and materials of that party as “outside counsel only,” in which case the information will be made available only to the receiving party’s outside counsel.
(e)    For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
Section 5.8    Employment and Employee Benefits Matters; Other Plans.
(a)    Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, (i) for the period commencing at the Effective Time and ending on the earlier of December 31, 2019 (the “Benefits Transition Date”) or the date employment ceases, to maintain for each Company Employee employed as of the Effective Time (the “Continuing Employees”) base salary levels no less favorable than that in effect as of immediately prior to the Closing Date, (ii) for the period commencing at the Effective Time and ending on the earlier of the Benefits Transition Date or the date employment ceases, to maintain for each Continuing Employee other cash compensation levels (such term to consist of percentage of salary used for target bonus opportunities (on metrics set by Parent) and commission programs) no less favorable than those in effect as of the date hereof, and (iii) for the period commencing at the Effective Time and ending six (6) months after the Effective Time, Parent will cause the Company to maintain in effect the Severance Practices (as defined and described in Section 3.12(a) of the Company Disclosure Schedule). Any other Company Plans and benefits not specifically described in this Section 5.8 will be provided in the sole discretion of Parent.
(b)    As of and after the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide Continuing Employees full credit for the Continuing Employees’ service with the Company, its Subsidiaries and their predecessor entities for purposes of eligibility, vesting, and benefit accruals under Parent’s 401(k) plan, vacation accrual rates, sick time accrual rates, service used for determining severance under the applicable policy or Contract, and any pre-Closing Date Company Equity Awards that are assumed by Parent to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such service credit would result in a duplication of benefits for the same period of service.
(c)    Parent will cause the Surviving Corporation and its Subsidiaries to maintain in place, from the Effective Time through the Benefits Transition Date, the pre-Closing Company Plans that provide medical, dental, vision, employee assistance, short-term disability and long-term disability benefits. Such coverage for the Continuing Employees will transition to Parent-provided benefit plans effective on the day after the Benefits Transition Date. From and after the Benefits Transition Date, Parent will or will cause its Subsidiaries to cause any pre‑existing conditions or limitations, exclusions, eligibility waiting periods and required physical examinations under any group health and welfare plans of Parent or its Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents. To the extent that the Benefits Transition Date occurs other than on the last day of the plan year with respect to any welfare benefit plans, Parent shall recognize or cause to be recognized the dollar amount of all co‑payments, co‑insurance, out of pocket expenses, deductibles, offsets and similar payments incurred by each Continuing Employee and his or her eligible dependents during the plan year in which the Benefits Transition Date occurs for purposes of satisfying such year’s co-payment, co‑insurance, out of pocket, deductible, offset or similar payments under the corresponding plan of the Parent or its Subsidiaries in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Benefits Transition Date.
(d)    From and after the Effective Time, except as otherwise agreed in writing between Parent or any of its Affiliates and a Continuing Employee or as otherwise provided in this Agreement or the applicable individual written Contract, Parent agrees to cause the Surviving Corporation and its Subsidiaries (including the Surviving Corporation) to honor in accordance with its terms, (i) each existing written employment, retention, change in control, severance and termination Contract of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all written obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or Contracts of the Company or its Subsidiaries and (iii) all vested and accrued benefits under any Company Plans or Contracts of the Company or its Subsidiaries.
(e)    Upon Parent’s written request, which request shall be made at least five (5) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions, no later than the day immediately preceding the Closing Date, to terminate the Company’s 401(k) plan as of the day immediately preceding the Closing Date, such resolutions having been approved as to form by the Parent at least two (2) Business Days before such action is taken. In addition, upon Parent’s written request, which request shall be made at least seven (7) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions, no earlier than thirty (30) days prior to the Closing Date, to terminate the Company’s Deferred Compensation Plan in accordance with the rules set forth in Treas. Reg. Section 1.409A-3(j)(4)(ix).
(f)    This Section 5.8 shall not apply with respect to individuals covered by collective bargaining agreements or other collective representations, in which case the terms of the applicable collective bargaining agreement or collective representation shall apply, or with respect to individuals or Company Plans subject to non-United States Law, in which case Parent agrees to comply or cause its Subsidiaries to comply with any applicable Laws or employment Contracts with respect to compensation and benefits. Section 5.8 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, any participant in any Company Plan or any dependent, beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require Parent or the Company or its Subsidiaries to establish or maintain any specific employee benefit plan for any length of time (except as set forth Section 5.8(d)), (ii) is intended to create a Company Plan or any Employee Benefit Plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate the existence of employment relations between the Company or any of its Affiliates and any of its or their service providers (including contractors and consultants). Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 5.8 to create any rights or obligations except between the parties hereto. No Continuing Employee or former employee of the Company or any Subsidiary, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Parent, the Surviving Corporation or any of their respective Affiliates under this Section 5.8.
Section 5.9    Takeover Restrictions. If any Takeover Restriction is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, the Company, the Company Board and, to the extent required, Parent, shall take all actions necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Restriction on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.10    Notification of Certain Matters. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the other party’s obligation to consummate the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.
Section 5.11    Indemnification, Exculpation and Insurance.
(a)    Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any present (as of the Effective Time) or former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries disclosed in Section 5.11(a) of the Company Disclosure Letter shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.
(b)    For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and containing terms and conditions that are substantially equivalent with such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (the “Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Premium. Notwithstanding the foregoing, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, for an amount not to exceed the Maximum Premium. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, (i) Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation and (ii) no party shall have any obligation to purchase or maintain any other insurance pursuant to this Section 5.11.
(c)    Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.
(d)    The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
(e)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the

Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.
Section 5.12    Rule 16b-3. Prior to the Effective Time, the Company shall cause to be adopted by the Company Board such resolutions as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.
Section 5.13    Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, subject to Section 5.4, (a) neither party shall be required to consult with the other, or provide an opportunity to review or comment to the other, or obtain the prior consent of the other party, in connection with the Company’s receipt of an Acquisition Proposal or an Adverse Recommendation Change and the matters related thereto, or any press release or other public statement related thereto or made in connection therewith, (b) neither party shall be required to provide the other with an opportunity to review or comment on, or obtain the prior consent of the other party with respect to, any release or public statement in connection with a dispute between the parties relating to this Agreement and (c) each party and its Subsidiaries and Representatives may issue releases or make statements that are consistent with previous releases, statements or disclosures made by either party in compliance with this Section 5.13. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
Section 5.14    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.
Section 5.15    NASDAQ Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Shares on NASDAQ during the term of this Agreement.
Section 5.16    Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any shareholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent except for any settlement that (a) does not (i) include an admission of liability or guilt or (ii) provide for any injunctive or equitable relief, other than any supplemental disclosures approved by Parent pursuant to Section 5.5(a), (b) includes a complete release of Parent and its Affiliates and (c) does not result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.
(c)    HSR Act; Antitrust. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated by this Agreement under the HSR Act or under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter.
Section 6.2    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company (to the extent permitted by this Agreement or applicable Law), at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); provided, however, that notwithstanding the foregoing, (i) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (ii) if any representation and warranty of Parent or Merger Sub by its express terms is made as of a specified date, the accuracy of such representation and warranty shall be measured as of such specified date.
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in this Section 6.2.

Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent (to the extent permitted by this Agreement or applicable Law), at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); provided, however, that notwithstanding the foregoing, (i) each of the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.26 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for any inaccuracies therein that, individually and in the aggregate, are de minimis, (ii) each of the representations and warranties of the Company set forth in Section 3.1 and Section 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (iii) the representations and warranties of the Company set forth in clause (b)(i) of Section 3.9 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iv) if any representation and warranty of the Company by its express terms is made as of a specified date, the accuracy of such representation and warranty shall be measured as of such specified date.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Officers’ Certificate. Parent shall have received a certificate signed by each of the Company’s Chief Executive Officer and Chief Financial Officer certifying as to the matters set forth in this Section 6.3.
(d)    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:
(i)    if the Merger shall not have been consummated on or before 5:00 p.m., Eastern time, on April 29, 2019 (the “Termination Date”); provided, that (A) if on the Termination Date all of the conditions to the Closing set forth in Article VI other than (1) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, and (2) any or all of the conditions set in Section 6.1(b), and Section 6.1(c) (but solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter), have been satisfied or waived, then the Termination Date will automatically be extended until July 29, 2019, and (B) neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been a principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;
(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or
(iii)    if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;
(c)    by the Company:
(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) if capable of being cured by the Termination Date, has not been cured within 30 days after the Company shall have given Parent written notice of such breach or failure and stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of this Agreement;
(ii)    prior to receipt of the Company Shareholder Approval, in order to enter into a definitive agreement for a transaction that is a Superior Proposal, if (A) the Company Board has received a Superior Proposal, (B) the Company Board (or its applicable committee) has made an Adverse Recommendation Change in response to such Superior Proposal in accordance with Section 5.4(d), (B) the Company has complied in all material respects with its obligations under Section 5.4 in relation to such Superior Proposal and has not otherwise willfully breached in any material respect its obligations under Section 5.4, (C) the Company Board approves, and substantially concurrently with or immediately after the termination of this Agreement, the Company enters into, a definitive agreement with respect to such Superior

Proposal and (D) prior to or concurrently with such termination, the Company pays the Termination Fee;
(d)    by Parent:
(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) if capable of being cured by the Termination Date, has not been cured within 30 days after Parent shall have given the Company written notice of such breach or failure and stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of this Agreement; or
(ii)    if: (A) an Adverse Recommendation Change shall have occurred; (B) the Company Board or any committee thereof shall have failed to include its recommendation with respect to the Company Shareholder Approval in the Proxy Statement; (C) an Acquisition Proposal is publicly announced, distributed or disseminated to the Company’s shareholders and, following the request of Parent (which request may only be made once within any five Business Day period with respect to any particular Acquisition Proposal), the Company Board or the applicable committee thereof fails within 10 Business Days of such request to reaffirm its recommendation that the shareholders of the Company approve this Agreement and the Merger at the Company Shareholders Meeting; (D) the Company Board or any committee thereof shall have approved, endorsed or recommended to the shareholders of the Company an Acquisition Proposal; (E) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by the Merger Sub, Parent or an Affiliate of Parent) and the Company Board or any committee thereof recommends that the shareholders of the Company tender their Shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board or any committee thereof fails to recommend against acceptance of such offer; (F) the Company Board or any committee thereof shall have formally resolved to do any of the foregoing; or (G) the Company shall have breached in any material respect its obligations under Section 5.4 or Section 5.5(b).
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.
Section 7.2    Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.26 (Brokers), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a willful and material breach of this Agreement or fraud.

Section 7.3    Fees and Expenses.
(a)    Except as otherwise provided in this Section 7.3, Section 5.2(c) and Section 5.7(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)    In the event that:
(i)    this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (other than in circumstances subject to Section 7.3(b)(iv)) or Section 7.1(b)(iii), or this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) (other than as a result of a breach of Section 5.4 or Section 5.5(b)), and (A) at any time on or after the date of this Agreement and prior to the termination under Section 7.1(b)(i) or Section 7.1(d)(i) or the taking of a vote to approve this Agreement at the Company Shareholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), as applicable, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or publicly announced or otherwise made known to the shareholders of the Company, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided, that for purposes of this Section 7.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);
(ii)    this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);
(iii)    this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii); or
(iv)    this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) following an Adverse Recommendation Change in response to an Intervening Event;
then, in any such case, the Company shall pay or cause to be paid to Parent a termination fee of $35,650,000 (the “Termination Fee”).
(c)    Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) prior to or concurrently with the termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) no later than the third Business Day after termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii) or Section 7.3(b)(iv).
(d)    Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that,

without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Subject to the proviso to Section 7.2, the payment, when due and paid, by the Company to Parent of the Termination Fee and, to the extent applicable, any other amounts payable pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub in the event of the termination of this Agreement under the circumstances requiring the payment of the Termination Fee pursuant to Section 7.3(a). For the avoidance of doubt, in the event Parent actually receives the Termination Fee (and, to the extent applicable, any other amounts payable under this Section 7.3), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub that Parent or Merger Sub may be otherwise entitled to pursue under this Section 7.3, and in such case neither Parent nor Merger Sub shall be entitled to bring or maintain any Proceeding or make any claim against the Company or any of its Representatives arising out of or relating to this Agreement or any of the transactions contemplated hereby, subject to the proviso to Section 7.2.
Section 7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders that previously rendered such approval without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything in this Agreement to the contrary, this Section 7.4 and Sections 8.6, 8.7, 8.8, 8.13 and 8.17 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that materially and adversely affects the Financing Sources without the prior written consent of the Financing Sources materially and adversely affected thereby.
Section 7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders that previously rendered such approval without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to Parent, Merger Sub or the Surviving Corporation, to:
MKS Instruments, Inc.
2 Tech Drive, Suite 201
Andover, MA 01810
Attention: Kathleen F. Burke, Vice President and General Counsel
Facsimile: (978) 557-5160
E-mail: Kathleen_Burke@mksinst.com
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq. and Joseph B. Conahan, Esq.
Facsimile: (617) 526-5000
E-mail: mark.borden@wilmerhale.com and
joseph.conahan@wilmerhale.com

(ii)    if to the Company, to:
13900 N.W. Science Park Drive
Portland, OR 97229
Attention: Allen Muhich
Facsimile: (503) 671-5551
E-mail: muhicha@esi.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Tony Jefferies and Mike Ringler
Facsimile: (415) 947-2099
E-mail: tjefferies@wsgr.com and mringler@wsgr.com

Section 8.3    Certain Definitions. For purposes of this Agreement:
(a)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
(b)    “Bid” means any outstanding quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with a Governmental Entity or a prime contractor or higher-tier subcontractor to a Governmental Entity, for the supply of goods, licensing of property, or provision of services by the Company or any of its Subsidiaries;
(c)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Boston, Massachusetts are authorized or required by applicable Law to be closed;
(d)    “Company Plan” means any Employee Benefit Plan for the benefit of any employees, independent contractors, directors, or officers of the Company or any of its Subsidiaries either that is sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is required to make payments, transfers or contributions, has a commitment to create, or has or may have any actual or potential liability;
(e)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;
(f)    “Customer Offerings” means (i) the products (including Software and Documentation) that the Company or any of its Subsidiaries currently develops, manufactures, markets, distributes, makes available, sells, supports or licenses to third parties (including products planned by the Company to be released within the next twelve (12) months) and (ii) the services that the Company or any of its Subsidiaries currently provides or makes available to third parties;
(g)    “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users;
(h)    “Employee Benefit Plan” means all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (B) maintained outside the United States or (C) individually negotiated or applicable only to one individual and (ii) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting Contracts (except for Contracts that provide for at will employment that can be terminated at no cost to the Company or any of its Subsidiaries), severance Contracts, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, other leave and time-off plans, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, pension, deferred compensation, bonus, stock option or purchase plans or programs, employee relocation, hospitalization, medical insurance, life insurance, loan, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof;
(i)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
(j)    “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries;
(k)    “Exploitation” means development, design, testing, modification, making, use, sale, having made, use or sold, importation, reproduction, marketing, distribution, commercialization, support, maintenance, correction and creation of derivative works of;
(l)    “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity or prime contractor or higher-tier subcontractor to a Governmental Entity (in its capacity as a prime contractor or higher-tier subcontractor), on the other hand, in each case that imposes material flowdown restrictions or obligations on the Company or its Subsidiaries from any applicable federal or state acquisition regulation;
(m)     “Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used developed by or on behalf of the Company or any of its Subsidiaries in their business or operations or and used to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any Customer Offering, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site;
(n)    “knowledge” (i) of the Company means the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.3(n) of the Company Disclosure Letter and (ii) of Parent means the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.3 of the Parent Disclosure Letter, in each case as of the date hereof;
(o)    “Marketing Period” means the first period of 18 consecutive Business Days (ending no later than the Business Day immediately prior to the Closing Date) following receipt of the Required Information by Parent, throughout which (i) Parent shall have received from the Company all of the most current Required Information and during which period such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which the statements contained in such Required Information were made, not misleading (it being understood that if the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice to that effect, in which case the Company will be deemed to have delivered the Required Information on the date of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within six (6) Business Days after receipt of such notice, Parent identifies in writing to the Company, in reasonable detail, the Required Information which has not been delivered), (ii) the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (iii) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.1 and Section 6.3 to fail to be satisfied (other than those conditions that by their terms can only be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such period referred to above; provided, however, that November 22, 2018 shall not be deemed a Business Day for purposes of this definition, and if the Marketing Period has not been completed prior to December 18, 2018, such period shall not commence until January 2, 2019.
(p)    “Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, has a material adverse effect on (A) the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement or consummate the Merger or any of the other transactions contemplated hereby, other than, in the case of the foregoing clause (A), any event, circumstance, change, occurrence or effect arising after the date of this Agreement to the extent resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, including the introduction or strengthening of competitors therein, (3) natural disasters, calamities and other force majeure events in the United States or any other country or region in the world, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (6) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (7) any outbreak or escalation of armed hostilities, any acts of war or terrorism, (8) the announcement or pendency of this Agreement and the transactions contemplated hereby, including (x) any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (y) any resulting termination of, reduction in or similar negative impact on the Company’s or any of its Subsidiaries’ relationships, contractual or otherwise, with any customers, suppliers, distributors or business partners, (9) any litigation brought by or on behalf of any actual or purported current or former Company stockholder (in its capacity as such) arising from or relating to this Agreement or the Merger (including allegations of breaches of fiduciary duties) or violation of securities Law related to the Proxy Statement or any other document filed by the Company with the SEC or distributed or otherwise disseminated to the Company’s stockholders in connection with the Merger, (10) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by, or the failure to take any such action expressly prohibited by, this Agreement (excluding Section 5.1(a)), and (11) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries with the prior written consent or at the express written request of Parent; provided, that any event, circumstance, change, occurrence or effect otherwise excluded by any of the foregoing clauses (1), (2), (3), (4) or (7) shall be taken into account in determining the occurrence of a Material Adverse Effect to the extent disproportionately impacting the Company and its Subsidiaries, taken as whole, relative to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.
(q)    “Permitted Liens” shall mean (i) statutory Liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (ii) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension or other social security programs, (iv)

statutory or common law Liens or encumbrances in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens, (v) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Company Lease that do not materially impact the use of such real property for its intended purposes, (vi) to the extent the following do not materially and adversely impact the use or the value of the real property, Liens or encumbrances of record affecting any Company owned real property, any matters that would be disclosed by a survey of any Company owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any Company owned or leased real property and (vii) restrictions on transfer of securities imposed by applicable state and federal securities laws.
(r)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;
(s)    “Personal Information” means any information, to the extent such information is in the possession or control of the Company or its Subsidiaries, that is regulated or protected by one or more directly or indirectly applicable Laws concerning the privacy or security of personal information, including information relating to employees and contractors of Company or its Subsidiaries.
(t)    “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form; and
(u)    “Subsidiary” means, with respect to any Person, any other Person in which such first Person (or another Subsidiary of such first Person) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such other Person or (ii) the right to elect a majority or more of the board of directors (or similar governing body) of such other Person.
Section 8.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Where this Agreement refers to information that was “made available,” that means that such information was included, and visible to Parent and its Representatives without restriction, in the Intralinks,

Inc. Exchange Site maintained with respect to the Company in connection with the transactions contemplated by this Agreement continuously throughout the period beginning two Business Days prior to the date of this Agreement and ending immediately prior to the execution of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
Section 8.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 8.6    Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II and (c) from and after the Effective Time, the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement; provided, that the Financing Sources shall be intended third parties beneficiaries of this Section 8.6 and Sections 7.4, 8.7, 8.8, 8.13 and 8.17 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources). The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware (except that the applicable Laws of the State of Oregon shall govern with respect to (i) the fiduciary duties of the Company Board, (ii) the internal corporate affairs of the Company and/or Merger Sub and (iii) any provision set forth herein that by its terms is required to be governed by such Laws). Notwithstanding the foregoing, any action (whether at law, in contract or in tort) or proceeding involving any Financing Source (including any Alternative Financing) that may be based upon, arise out of or relate to the Debt Financing or the negotiation, execution or performance of any document (including Debt Financing Commitments) in connection therewith (other than any determinations thereunder as to (x) the accuracy of any representations and warranties made by or on behalf of the Company and its

Subsidiaries in this Agreement and whether as a result of any inaccuracy thereof Parent or any of its Subsidiaries that is a party to this Agreement can terminate its obligations under this Agreement or not consummate the Merger, (y) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (z) the interpretation of the definition of “Material Adverse Effect” and whether a Material Adverse Effect has occurred; each of (x) through (z) shall be governed by the internal laws of the State of Delaware) shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.
Section 8.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or the Complex Commercial Litigation Division for the Superior Court in New Castle County (the “CCLD”). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing Commitments, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.13 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided, that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.10    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or the CCLD, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 8.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST THE FINANCING SOURCES).
Section 8.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 8.16    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.17    Nonrecourse. Notwithstanding anything to the contrary contained herein, (a) the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity (whether in tort, contract or otherwise); and (b) the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, and agrees to cause any such action or proceeding asserted by the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, against any Financing Source to be dismissed or otherwise terminated; provided, that notwithstanding the foregoing, nothing in this Section 8.17 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Financing Source’s obligations to Parent or Merger Sub under the Commitment Letter or the Debt Financing. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MKS INSTRUMENTS, INC.

By: /s/ Gerald G, Colella___________
Name: Gerald G. Colella
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EAS EQUIPMENT, INC.

By: /s/ Michael Burger___________
Name: Michael Burger
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By: /s/ Seth H. Bagshaw___________
Name: Seth H. Bagshaw
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF SHAREHOLDER AGREEMENT
This SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2018 by and between MKS Instruments, Inc., a Massachusetts corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Electro Scientific Industries Inc., an Oregon corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery hereof, Parent, EAS Equipment, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms and subject to its conditions;
WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and
WHEREAS, as a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement;
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and Shareholder hereby agree as follows:
1.Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
(a)    “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or requiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly pledging, encumbering or assigning, or materially changing the economic benefits or risks of ownership of such security.
(b)    “Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Shareholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7); provided, that no Share that is Transferred by Shareholder in a manner expressly permitted by this Agreement shall be deemed a Share for the purposes of this Agreement following such Transfer.
(c)    “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

1

2.    Transfer and Voting Restrictions.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 7), Shareholder shall not, except in connection with the Merger or as consented to in writing by Parent, Transfer or suffer a Transfer of any of the Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of the Shares by Shareholder (i) to any Person who is a family member of Shareholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)), (ii) any trust, the beneficiaries of which include only the Persons named in clause (i), (iii) any partnership or limited liability company, all partners or members of which include only the Persons named in clause (i) and any trust named in clause (ii), (iv) upon the death of Shareholder, (v) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (vi) to an Affiliate of Shareholder, (vii) that results from the withholding by the Company, or sale by Shareholder, to the extent necessary to cover Taxes incurred upon (1) the exercise and settlement of any Company SAR or Company Stock Option of Shareholder, or (2) the vesting of any Company RSU or Company PRSU of Shareholder prior to the Expiration Date, or (viii) to any person or entity if and to the extent required by any legal order, by divorce decree or similar Law; provided, that a Transfer referred to in clauses (i), (ii), (iii), (iv) and (vi) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.
(b)    At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, except for this Agreement and as otherwise permitted by this Agreement, Shareholder shall not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote any of the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).
3.    Agreement to Vote Shares.
(a)    Prior to the Expiration Date, at every meeting of the shareholders of the Company called concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption and approval of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this Section 3(a), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

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(b)    If Shareholder is the beneficial owner, but not the record holder, of any of the Shares, Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
4.    Grant of Irrevocable Proxy.
(a)    Shareholder hereby irrevocably appoints, until the Expiration Date, Parent and each of its executive officers or other designees (the “Proxyholders”), as Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of Shareholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of the Shares solely in accordance with Section 3(a) in the event that Shareholder fails to vote the Shares in accordance with Section 3(a).
(b)    Shareholder hereby revokes any proxies heretofore given by Shareholder in respect of the Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.
(c)    Shareholder hereby affirms that the irrevocable proxy set forth in Section 4(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 60.231 of the Oregon Act, and may under no circumstances be revoked. The irrevocable proxy granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Shareholder.
(d)    The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3(a) and, in any case, only in the event that Shareholder fails to vote the Shares in accordance with Section 3(a). Shareholder may vote the Shares on all other matters.
(e)    Parent may terminate this proxy at any time by written notice to Shareholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 7.
5.    Action in Shareholder Capacity Only. Shareholder is entering into this Agreement solely in Shareholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Shareholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect Shareholder’s ability to act as an officer or director of the Company.
6.    Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:
(a)    As of the date hereof, Shareholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens (other than such Liens created by this Agreement).
(b)    As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Shareholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Shareholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4(a); and (ii) vote all of the Shares in the manner set forth in Section 3(a) without the consent or approval of, or any other action on the part of, any other Person

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(including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not prevent Shareholder from performing Shareholder’s obligations under this Agreement. Without limiting the generality of the foregoing, Shareholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) (other than pursuant to this Agreement) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote the Shares on any matter.
(c)    This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(d)    The execution, delivery and performance of this Agreement by Shareholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not prevent Shareholder from performing Shareholder’s obligations under this Agreement.
7.    Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VII thereof or (b) the Effective Time (the “Expiration Date”); provided, however, that (i) Section 8 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto.
8.    Miscellaneous Provisions.
(a)    Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.
(b)    Extension of Time; Waivers. The parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

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(c)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (x) if to Parent, to the address, e-mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to Shareholder, to Shareholder’s address, e-mail address or facsimile number shown on Shareholder’s signature page hereto.
(d)    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by either party shall affect the meaning or interpretation of this Agreement.
(e)    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.
(f)    Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.
(g)    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
(h)    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by either party or such party’s Affiliates against the other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or the CCLD. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

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Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(i)    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of Shareholder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including Shareholder’s estate and heirs upon the death of Shareholder.
(j)    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or the CCLD, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
(k)    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(l)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(m)    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
(n)    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

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(o)    No Presumption Against Drafting Party. Each of Parent and Shareholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
(p)    Further Assurances. Shareholder hereby agrees that Parent may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by Parent with the SEC relating to the Proposed Transaction. Shareholder agrees to notify Parent promptly of any additional Shares of which Shareholder becomes the record or beneficial owner after the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be duly executed as of the date first above written.
MKS INSTRUMENTS, INC.

By:	Name: Title:

[SHAREHOLDER NAME]

Address:
______________________
______________________
______________________

Telephone:    (___) _____-________
Facsimile:    (___) _____-________
E-Mail Address:___________________

Shares Beneficially Owned by Shareholder:
_______ shares of common stock, without par value

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EXHIBIT B

STATE OF OREGON
CORPORATION DIVISION
255 Capitol St. NE, Suite 151
Salem, Oregon 97310-1327

Registry No. 047954-15

FOURTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
Business Corporation

ELECTRO SCIENTIFIC INDUSTRIES, INC.

These Fourth Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of Electro Scientific Industries, Inc. and all amendments thereto.

ARTICLE 1
The name of the corporation is Electro Scientific Industries, Inc. (the "Corporation").

ARTICLE 2
The number of shares the Corporation will have authority to issue is one hundred million (100,000,000) shares of common stock, no par value per share. The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation.

ARTICLE 3
The address of the principal place of business of the Corporation is: 13900 NW Science Park Drive, Portland, Oregon 97229.

ARTICLE 4
The Corporation is authorized to purchase shares of common stock from present and former employees, consultants, and directors pursuant to arrangements approved by the Board of Directors when applying the provisions of the Oregon Business Corporation Act to determine the lawfulness of any such purchase.

ARTICLE 5
A. Exculpation. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Paragraph A shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further

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limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.
B. Indemnification. The Corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), amounts paid in settlement, judgments, penalties and fines reasonably and actually incurred in connection therewith. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to the action in another capacity while holding such office.
ARTICLE 6
In addition to any other method provided for in the Bylaws, the shareholders may act by written consent without a meeting if (a) the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted and (b) the written consent is delivered to the Corporation for inclusion in the minutes or filing with the corporate records. The Corporation must give written notice of any action taken pursuant to this Article 6 to all shareholders who did not sign the written consent. The notice provided to such shareholders must contain or be accompanied by any information required by ORS 60.211 or any other applicable provision of the Oregon Business Corporation Act.

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EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

ELECTRO SCIENTIFIC INDUSTRIES, INC.

ARTICLE I
PRINCIPAL OFFICE

The principal office of Electro Scientific Industries, Inc., an Oregon corporation (the "Corporation"), will be located at the Corporation's principal place of business or such other place as the Board of Directors may designate. The Corporation may have such other offices, either in or out of the State of Oregon, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE II
SHAREHOLDERS: MEETINGS AND VOTING

Section 2.1.    Place of Meetings

Meetings of the shareholders of the Corporation will be held at the Corporation's principal office, or at any other place, either within or without the State of Oregon, as the Board of Directors may determine.

Section 2.2.    Annual Meetings

The annual meeting of the shareholders will be held on such date and at such time as is determined by the Board of Directors and specified in the notice of the meeting. At the annual meeting, the shareholders will elect by vote a Board of Directors, consider reports of the affairs of the Corporation, and transact such other business as may properly be brought before the meeting.

Section 2.3.    Special Meetings

The Corporation will hold a special meeting of shareholders upon the call of the President or the Board of Directors, or upon the Secretary's receipt of one or more written demands for a special meeting of shareholders, provided that such demand or demands (a) are signed by shareholders holding, collectively, at least twenty-five percent (25%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, and (b) describe the purpose or purposes for which the special meeting is to be held.

Section 2.4.    Notice of Meetings

2.4.1    The Corporation will notify shareholders in writing of the date, time and place of each annual and special shareholders meeting not earlier than sixty (60) days nor fewer than ten (10) days before the meeting date. Except as otherwise required by applicable law or the Articles of Incorporation, the Corporation is required to give notice only to shareholders entitled to vote at the meeting. Notice shall be sent by electronic mail or by mail, postage prepaid, and shall be effective upon dispatch when correctly addressed to the shareholder's contact information shown in the Corporation's current record of shareholders. Except as otherwise required by applicable law or by the Articles of Incorporation, notice of an annual meeting

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need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting will include a description of the purpose or purposes for which the meeting is called.

2.4.2     A shareholder's attendance at a meeting waives objection to (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 2.5.    Quorum and Adjournment

2.5.1    Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or by applicable law, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast on a matter will constitute a quorum for action on that matter.

2.5.2    A majority of shares represented at a meeting, although less than a quorum, may adjourn the meeting, without further notice except as required by the Articles of Incorporation or applicable law, until a quorum attends. Any business that might have been transacted at the original meeting may be transacted at the adjourned meeting if a quorum exists.

2.5.3    Once a share is represented for any purpose at a meeting, it will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 2.6.    Voting Rights

2.6.1    The persons entitled to receive notice of and to vote at any shareholders meeting will be determined from the records of the Corporation on the close of business on the day before the electronic mail or mailing of the notice, or on such other date not more than 70 days before such meeting as may be fixed in advance by the Board of Directors.

2.6.2    Except as otherwise provided in the Articles of Incorporation, these Bylaws, or by applicable law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting. Only shares are entitled to vote.

2.6.3    Except as otherwise provided in the Articles of Incorporation or by applicable law, if a quorum exists, action on a matter, other than the election of directors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If a quorum is present, directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election.

Section 2.7.    Action Without a Meeting

2.7.1    Action required or permitted by law to be taken at a shareholders meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. The action will be evidenced by one or more written consents describing the action taken, signed by those shareholders taking action under this Section 2.7, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 2.7 is effective when the consent or consents bearing sufficient signatures are delivered to the Corporation, unless the consent or consents specify an earlier or later effective date. If not otherwise determined by law,

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the record date for determining shareholders entitled to take action without a meeting under this Section 2.7 is the date the first shareholder signs the consent. A consent signed under this Section 2.7 has the effect of a meeting vote and may be described as such in any document.

2.7.2    If action is taken in accordance with this Section 2.7, the Corporation must give written notice of the action promptly after the action is taken to: (a) shareholders not entitled to vote, if the Oregon Business Corporation Act would require that notice of the proposed action be given to such nonvoting shareholders if this action had been submitted to a vote of shareholders at a meeting, and (b) shareholders entitled to vote who did not consent in writing under this Section 2.7. The notice must contain or be accompanied by the same material that would have been required under the Oregon Business Corporation Act to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to a vote of shareholders. The notice is effective when mailed if it is mailed postage prepaid and is correctly addressed to the shareholder's address shown in the Corporation's current record of shareholders.

ARTICLE III
DIRECTORS

Section 3.1.    Powers

The Corporation will have a Board of Directors. All corporate powers will be exercised by or under the authority of, and the business and affairs of the Corporation will be managed under the direction of, the Board of Directors, subject to any limitation contained in the Articles of Incorporation.

Section 3.2.    Number and Qualifications

The Board of Directors will consist of at least one and not more than ten]members. Until the number is changed by resolution of the Board of Directors, the Board of Directors shall initially be composed of three members. No decrease in the number of directors designated by the Board of Directors will shorten an incumbent director's term. Directors need not be residents of the State of Oregon or shareholders of the Corporation.

Section 3.3.    Election and Tenure of Office

The directors will be elected at the annual meeting of the shareholders. The terms of the directors expire at the next annual shareholders meeting following their election. The term of a director elected to fill a vacancy expires at the next shareholders meeting at which directors are elected. Despite the expiration of a director's term, the director will continue to serve until the director's successor is elected and qualified or until there is a decrease in the number of directors. Subject to Section 3.4.3 of these Bylaws, a director's term of office will begin immediately after election.

Section 3.4.    Vacancies

3.4.1    A vacancy in the Board of Directors will exist upon the death, resignation, or removal of any director or upon an increase in the number of directors.

3.4.2    If a vacancy occurs on the Board of Directors:

(a)    The shareholders may fill the vacancy, provided that the Board of Directors has not already done so; or

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(b)    The Board of Directors may fill the vacancy, provided the shareholders have not already done so. If the director(s) remaining in office constitute less than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

3.4.3    A vacancy that will occur at a specific later date, by reason of a resignation effective at the later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 3.5.    Resignation of Directors

A director may resign at any time by delivering written notice to the President or to the Corporation. Such resignation will be effective upon receipt, unless the notice specifies a later effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

Section 3.6.    Removal of Directors

The shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose or one of the purposes of the meeting is removal of the director.

Section 3.7.    Meetings

3.7.1    The Board of Directors will meet at least once each year immediately following, and in the same location as, the annual or special meeting of the shareholders at which directors are elected. No notice of the annual meeting of the Board of Directors will be required.

3.7.2    The Board of Directors may hold other regular or special meetings in or out of the State of Oregon.

3.7.3    The Board of Directors may, by resolution, fix the date, time, and place for the holding of regular meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting other than such resolution.

3.7.4    Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the President or any director. The person or persons who call a special meeting of the Board of Directors may fix the time and place of the special meeting.

Section 3.8.    Notice of Special Meetings

3.8.1    Special meetings of the Board of Directors will be preceded by at least twenty-four hours' notice of the date, time and place of the meeting. The notice need not describe the purpose of the special meeting. The notice may be given orally, either in person or by telephone, or may be delivered in writing, by mail, private carrier, personal delivery, facsimile, or by electronic mail or other form of electronic transmission. Notice given by mail is effective when mailed if it is mailed postage prepaid and is correctly addressed to the director's address shown in the Corporation's current records. Notice given by private carrier or personal delivery is effective when received. Noticed delivered by electronic transmission shall be effective as provided in the Oregon Business Corporation Act.

3.8.2    A director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director's

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arrival, objects to holding the meeting or transacting business at the meeting and does not subsequently vote for or assent to action taken at the meeting.

3.8.3    A director may at any time waive any notice required by law, the Articles of Incorporation, or these Bylaws. Except as otherwise provided in Section 3.8.2 of these Bylaws, the waiver will be in writing, will be signed by the director entitled to the notice, will specify the meeting for which notice is waived, and will be filed with the minutes or appropriate records of the Corporation.

3.8.4    Notice of the time and place of holding an adjourned meeting need not be given if such time and place are fixed at the meeting adjourned.

Section 3.9.    Quorum and Vote

3.9.1    A majority of the directors in office immediately before a meeting begins will constitute a quorum for the transaction of business. A majority of the directors present, in the absence of a quorum, may adjourn from time to time but may not transact any business.

3.9.2    If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors. If, at any meeting in which a quorum is present, the number of votes cast by directors in favor of any action are equal to the number of votes cast by directors opposed to such action, then the Chair of Board will have the power to decide if the action is approved and taken by the Board of Directors.

3.9.3    A director of the Corporation who is present at a meeting of the Board of Directors, or is present at a meeting of a committee of the Board of Directors, when corporate action is taken, is deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director's arrival, to holding the meeting or transacting business at the meeting; (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 3.10.    Telephonic Meetings

The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through, use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means will be deemed to be present in person at the meeting.
Section 3.11.    Action Taken Without a Meeting

Except as otherwise provided by these Bylaws, action required or permitted by law to be taken at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, may be taken without a meeting if the action is taken by all members of the Board of Directors. The action will be evidenced by one or more written consents describing the action taken, signed by each director and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 3.11 is effective when the last director signs the consent, unless the consent specifies an earlier or later effective date. A consent signed under this Section 3.11 has the effect of a meeting vote and may be described as such in any document.

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ARTICLE IV
COMMITTEES

Section 4.1.    Appointment

Subject to applicable law, the provisions of the Articles of Incorporation, and these Bylaws, the Board of Directors may appoint such committees as may be necessary or appropriate from time to time, consisting of such number of its members and having such powers as the Board of Directors may designate. Each such committee will have two or more members, each of whom will serve at the pleasure of the Board of Directors.

Section 4.2.    Actions of Committees; Governing Procedures

All actions of a committee will be reflected in minutes to be kept of such meetings and reported to the Board of Directors at its next meeting. The provisions of Article III of these Bylaws governing meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees and their members as well.

ARTICLE V
OFFICERS

Section 5.1.    Appointment

The Board of Directors at its first meeting following its election each year shall appoint a Chairman of the Board and a President and Secretary. The Board of Directors may appoint other officers, assistant officers, and agents. Any two or more offices may be held by the same person.

Section 5.2.    Compensation

The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

Section 5.3.    Term

The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

Section 5.4.    Removal and Resignation

Any officer or agent appointed by the Board of Directors of the Corporation may be removed by the Board of Directors at any time with or without cause. Such removal will be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent will not of itself create contract rights.

Any officer may resign at any time by delivering written notice to the Board of Directors. Any such resignation will take effect at the time specified in the notice or, if no time is specified, upon delivery. Unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

Section 5.5.    Chairman of the Board

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The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.6.    President

The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors.

Section 5.7.    Secretary

The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the officer serving as chief executive officer of the Corporation.

Section 5.8    Voting of Shares

The President of the Corporation shall have authority to vote any shares of stock or other equity interests owned by the Corporation and to delegate this authority to any other officer.

Section 5.9.     Vacancies

A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board of Directors for the remaining portion of the term or for a new term established by the Board of Directors. If a resignation is made effective at a later date and the Corporation accepts such future effective date, the Board of Directors may fill the pending vacancy before the effective date, if the Board of Directors provides that the successor does not take office until the effective date.
ARTICLE VI
CERTIFICATES AND TRANSFER OF SHARES

Section 6.1.    Certificates for Shares

6.1.1    The Corporation’s shares shall be certificated. Certificates for shares will be in such form as the Board of Directors may designate, will designate the name of the Corporation and the state law under which the Corporation is organized, will state the name of the person to whom the shares represented by the certificate are issued, and will state the number and class of shares and the designation of the series, if any, that the certificate represents.

6.1.2    Each certificate for shares will be signed, either manually or in facsimile, by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation.

Section 6.2.    Transfer on the Books

Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and subject to any limitations on transfer appearing on the certificate or in the Corporation's stock transfer records, the Corporation will issue a new certificate to the appropriate person, cancel the old certificate and record the transaction upon its books.

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Section 6.3.    Lost, Stolen or Destroyed Certificates

In the event a certificate is represented to be lost, stolen or destroyed, a new certificate will be issued in its place upon such proof of loss, theft or destruction and upon the giving of such bond or other indemnity as may be required by the Board of Directors. A new certificate may be issued without requiring any bond when in the judgment of the Board of Directors it is proper to do so.

ARTICLE VII
INDEMNIFICATION
The Corporation shall indemnify to the fullest extent not prohibited by law, any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, officer or employee in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to these Bylaws that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later to occur of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in the Articles of Incorporation or any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.
ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.    Amendment of Bylaws

8.1.1    Except as otherwise provided by applicable law, the Board of Directors may amend or repeal these Bylaws unless:

(a)    Applicable law reserves this power exclusively to the shareholders in whole or in part; or

(b)    The shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw.

8.1.2    The Corporation's shareholders may amend or repeal these Bylaws even though these Bylaws may also be amended or repealed by the Board of Directors.

8.1.3    Whenever an amendment or new Bylaw is adopted, it will be copied in the minute book with the original Bylaws in the appropriate place. If any Bylaw is repealed, the fact of repeal and the date on which the repeal occurred will be stated in such book and place.

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Section 8.2.    Waiver of Notice

8.2.1    A shareholder may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in Section 2.4.3 of these Bylaws, the waiver will be in writing, will be signed by the shareholder entitled to the notice, and will be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

8.2.2    A director may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in Section 3.8.2 of these Bylaws, the waiver will be in writing, will be signed by the director entitled to the notice, will specify the meeting for which notice is waived and will be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

Adopted effective:                 , 2018.

, Secretary

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Schedule A

Stockholders to Execute Stockholder Agreements

1.	Michael Burger

2.	Allen Muhich

3.	Steve Harris

4.	John Williams

5.	Frederick A. Ball

6.	Lynne J. Camp

7.	Laurence E. Cramer

8.	Raymond A. Link

9.	Richard H. Wills